UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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SOURCEFIRE, INC.

(Name of Registrant as Specified In Its Charter)

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SOURCEFIRE, INC.
9770 Patuxent Woods Drive
Columbia, Maryland 21046

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 20, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Sourcefire, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 20, 2010 at 10:00 a.m. local time at The Westin Annapolis, 100 Westgate Circle, Annapolis, MD 21041 for the following purposes:

1. To elect two (2) directors to hold office until the 2013 Annual Meeting of Stockholders.

2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2010.

3. To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 22, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Douglas W. McNitt

Secretary and General Counsel

Columbia, Maryland
April 2, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 20, 2010.

The Proxy Statement and Annual Report to Stockholders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=204582&p=proxy.

SOURCEFIRE, INC.
9770 Patuxent Woods Drive
Columbia, Maryland 21046

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
May 20, 2010

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Sourcefire, Inc. (sometimes referred to as the “Company” or “Sourcefire”) is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about April 9, 2010 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 22, 2010 will be entitled to vote at the annual meeting. On this record date, there were 27,444,869 shares of common stock outstanding and entitled to vote. Each share of common stock outstanding entitles the holder to one vote on each matter to be voted on at the annual meeting.

Stockholder of Record: Shares Registered in Your Name

If on March 22, 2010 your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer and Trust Co., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 22, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors; and

•	Ratification of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2010.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

With respect to Proposal 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With respect to Proposal 2, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-894-0537 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 7:00 p.m., Eastern Time, on May 19, 2010 to be counted.

•	To vote on the Internet, go to http://www.continentalstock.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 7:00 p.m., Eastern Time, on May 19, 2010 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 22, 2010.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both of the two (2) nominees for director and “For” the ratification of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2010. If any other matter is properly presented at the meeting or any adjournment or postponement thereof, your proxy holder (the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. We have retained the services of D.F. King & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. D.F. King may solicit proxies by personal interview, mail, telephone, facsimile, email or otherwise. We expect that we will pay D.F. King its customary fee, estimated to be approximately $13,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may timely submit before the annual meeting another properly completed proxy card with a later date, or grant a subsequent proxy by telephone or on the Internet.

•	You may send a timely written notice before the annual meeting that you are revoking your proxy to the Company’s Secretary at Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

In accordance with Rule 14a-8 of the Exchange Act, stockholders who wish to present proposals for inclusion in the proxy materials prepared by the Company in connection with the 2011 Annual Meeting of Stockholders must submit their proposals so that they are received by the Company’s Secretary at Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046 no earlier than October 11, 2010 and no later than December 10, 2010. However, in the event the date of the 2011 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the anniversary of the 2010 Annual Meeting of the Stockholders, your proposal must be delivered to the Company’s Secretary at the address above by the later of (i) 90 days prior to the date of the 2011 Annual Meeting of Stockholders and (ii) 15 days following the first public announcement of the date of the 2011 Annual Meeting of Stockholders. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Timely notice of any proposal, including a director nomination, that you intend to present at the 2011 Annual Meeting of Stockholders, but do not intend to have included in the proxy materials prepared by the Company in connection with the 2011 Annual Meeting of Stockholders, must be delivered in writing to the Company’s Secretary at the address above not less than 90 days prior to the date of the 2011 Annual Meeting of Stockholders. In addition, your notice must set forth the information required by our Fifth Amended and Restated Bylaws with respect to each director nomination or other proposal that you intend to present at the 2011 Annual Meeting of Stockholders.

For more information, including the information required to be included in a stockholder proposal, please refer to our Fifth Amended and Restated Bylaws, filed as exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the United States Securities and Exchange Commission (the “SEC”) on March 16, 2009.

How many votes are needed to approve each proposal?

•	For the election of directors, the two (2) nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withhold” will affect the outcome.

•	To be approved, Proposal No. 2 to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010 must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are generally those involving a director election or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 27,444,869 shares outstanding and entitled to vote. Thus, the holders of 13,722,435 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

What proxy materials are available on the internet?

The proxy statement and annual report to stockholders, including our Form 10-K, are available at http://phx.corporate-ir.net/phoenix.zhtml?c=204582&p=proxy.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results are expected to be published in a Current Report on Form 8-K filed by the Company within four business days following the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board of Directors currently has six members and one vacancy. There is currently one (1) director and one (1) vacancy in the class whose term of office expires in 2010. Each of John C. Becker and Arnold L. Punaro has been nominated for election as a director at the 2010 Annual Meeting. Mr. Becker is currently a director of the Company who was previously elected by the stockholders. Mr. Punaro served as a director of the Company from January 2007 until the expiration of his term in May 2009. If elected at the annual meeting, each of these nominees would serve until the 2013 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal.

Following our 2007 Annual Meeting of Stockholders, we adopted a policy to encourage our directors and nominees for director to attend our annual meetings. Five of our six current directors who were then serving attended the 2009 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two (2) nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares may be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-Year Term Expiring at the 2013 Annual Meeting

John C. Becker

John C. Becker, age 52, joined our Board of Directors in March 2008. Mr. Becker has served as Chief Executive Officer of Approva Corporation since October 2008. Previously, Mr. Becker served as Chief Executive Officer of Cybertrust, Inc., an information security services company, from November 2004 until its acquisition by Verizon Business, a business unit of Verizon Communications, in July 2007. From November 2002 to November 2004, Mr. Becker was Chairman and Chief Executive Officer of TruSecure Corporation, an information security services company, which merged with Betrusted Holdings, Inc. to form Cybertrust. From 2000 to 2002, Mr. Becker was a consultant to venture capital and technology firms. Beginning in 1995, he held a series of executive positions with AXENT Technologies, Inc., a publicly traded information security software and services company, including Executive Vice President, Chief Financial Officer and Treasurer. In 1996, Mr. Becker became President and Chief Operating Officer and a director of AXENT and was instrumental in leading AXENT to an initial public offering in 1996. In 1997, Mr. Becker was appointed as Chief Executive Officer of AXENT and became chairman of its board of directors in 1999, holding such positions until the sale of AXENT to Symantec Corporation in 2000. Prior to AXENT, he held various positions involving financial matters at Raxco Software, Marriott Corporation and MCI Communications, Inc. Mr. Becker also serves on the Board of Directors of Arbor Networks, Inc. Mr. Becker holds a Bachelor of Science degree in Business Administration from the University of Richmond.

Mr. Becker brings leadership, management and industry experience to our Board of Directors, including experience as a Board member, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of various technology companies. In addition, our Board of Directors has determined that Mr. Becker’s educational background and professional experience qualify him as an “audit committee financial expert.”

Arnold L. Punaro

Maj. Gen. Arnold L. Punaro (ret.), age 63, originally joined our Board of Directors in January 2007 and his term expired in May 2009. General Punaro is currently Executive Vice President, Government Affairs, Communications and Support Operations and General Manager of Washington Operations for Science Applications International Corporation, or SAIC. He is also a Senior Fellow on Secretary of Defense Gates’ Defense Business Board and previously chaired the Statutory Commission on the National Guard and Reserves. Prior to joining SAIC in 1997, General Punaro worked for Senator Sam Nunn on national security matters from 1973 to 1997. During that time, General Punaro served as Senator Nunn’s director of national security affairs and as staff director of the Senate Armed Services Committee. General Punaro served as the director of the Marine Corps Reserve from May 2001 until his retirement in October 2003. General Punaro also served as deputy commanding general, Marine Corps Combat Development Command (Mobilization) from August 2000 until May 2001, and as the commanding general of the 4th Marine Division headquartered in New Orleans, Louisiana from 1997 to 2000. General Punaro served on active duty as an infantry platoon commander in Vietnam where he was awarded the Bronze Star for valor and the Purple Heart. As a reserve officer, he has served in Operation Desert Shield in Saudi Arabia in December 1990, Joint Task Force Provide Promise (Forward) in the former Yugoslavia in December 1993, Operation Enduring Freedom and Operation Iraqi Freedom in May 2003 and has served as both the Headquarters Marine Corps Director of Reserve Affairs and as the Special Assistant to the Commander, U.S. European Command. Since November 2009, General Punaro has also served on the Board of Directors of DesignLine Corporation, a manufacturer of hybrid, electric, alternative fuel and diesel mass transit buses, as well as electric trolleys, which was publicly traded until January 2010. General Punaro holds a B.S. from Spring Hill College in Mobile, Alabama, an M.A. in journalism from the University of Georgia and an M.A. in national security studies from Georgetown University.

General Punaro brings leadership and management experience to our Board of Directors gained during both his military career and as an executive of a publicly-traded company. In addition, General Punaro has extensive knowledge regarding our federal sector business.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2011 Annual Meeting

Martin F. Roesch

Martin F. Roesch, age 40, has served on our Board of Directors since he founded Sourcefire in January 2001 and served as our President and Chief Technology Officer until September 2002, and has continued to serve as our Chief Technology Officer since that time. Mr. Roesch is responsible for our technical direction and product development efforts. Mr. Roesch, who has 18 years of industry experience in network security and embedded systems engineering, is also the author and lead developer of the Snort Intrusion Prevention and Detection System that forms the foundation for the Sourcefire 3D System. Over the past 12 years, Mr. Roesch has developed various network security tools and technologies, including intrusion prevention and detection systems, honeypots, network scanners and policy enforcement systems for organizations such as GTE Internetworking and Stanford Telecommunications, Inc. Mr. Roesch holds a B.S. in Electrical and Computer Engineering from Clarkson University.

Mr. Roesch brings to our Board of Directors industry leadership and experience in developing technology as the founder of Sourcefire and our Chief Technology Officer.

Tim A. Guleri

Tim A. Guleri, age 45, joined our Board of Directors in June 2002 and is currently a Managing Director with Sierra Ventures. Before joining Sierra Ventures in February 2001, Mr. Guleri was the Vice Chairman and Executive Vice President with Epiphany, Inc. from March 2000 until February 2001; the Chairman, CEO and Co-founder of Octane Software Inc. from September 1997 until March 2000; Vice President of Field Operations, Product Marketing with Scopus Technology Inc. from February 1992 until February 1996; and was part of the information technology team with LSI Logic Corporation from September 1989 until September 1991. He has been a director of: Octane Software from 1997 to 2000 (sold to Epiphany in 2000); Net6, Inc. from March 2001 to March 2004 (acquired by Citrix Systems, Inc. in 2004); Approva Corporation since April 2005; CodeGreen Networks, Inc. since March 2005; AIRMEDIA, Inc. from April 2005 to 2007 (acquired by AOL in 2007); and Greenplum, Inc. since November 2006. Mr. Guleri holds a B.S. in Electrical Engineering from Punjab Engineering College, India and an M.S. in Engineering and Operational Research from Virginia Tech.

Mr. Guleri brings to our Board of Directors industry experience in information security, leadership and management experience as a former Chief Executive Officer, and experience as a board member of multiple companies.

John C. Burris

John C. Burris, age 55, joined our Board of Directors in March 2008 and became our Chief Executive Officer in July 2008. Mr. Burris served as Senior Vice President, Worldwide Sales and Services of Citrix Systems, Inc., a publicly traded information technology company specializing in application delivery infrastructure, from January 2001 to July 2008. From July 1999 to January 2001, Mr. Burris served as Senior Vice President, Services of Citrix Systems. Prior to joining Citrix Systems, Mr. Burris was employed by Lucent Technologies, a publicly traded communications networks company, from 1994 to 1999 as Vice President and General Manager of the Gulf States region. Prior to 1994, Mr. Burris was employed in various customer service capacities for AT&T Corp., including a term as managing director for AT&T’s Asia/Pacific region.

Mr. Burris brings extensive leadership, management, sales and corporate development experience to our Board of Directors. In addition, in his position as our Chief Executive Officer, Mr. Burris has comprehensive knowledge of our operations.

Directors Continuing in Office Until the 2012 Annual Meeting

Steven R. Polk

Lt. Gen. Steven R. Polk (ret.), age 63, joined our Board of Directors in August 2006 and was named Chairman of the Board in February 2009. General Polk retired from the Air Force on February 1, 2006, after a distinguished career of over 37 years. His last duty assignment was as the Air Force Inspector General. General Polk is the National Commander and Chairman of the Board of the Order of Daedalians and co-chairs the Air Force Retiree Council. General Polk graduated from the United States Air Force Academy with a B.S. in aeronautical engineering. Additionally, he holds an M.S. in engineering from Arizona State University and an M.A. in national security and strategic studies from the Naval War College.

General Polk brings global leadership and management experience to our Board of Directors as well as an in-depth knowledge of the purchasing practices of the United States military.

Michael Cristinziano

Michael Cristinziano, age 45, joined our Board of Directors in March 2009. Mr. Cristinziano is Corporate Vice President, Strategic Development at Citrix Systems, where he is responsible for several corporate finance functions, including M&A strategy and execution, technology licensing, strategic venture investments and investor relations. Mr. Cristinziano also serves as a member of the Citrix CTO Office. Prior to joining Citrix Systems in 2003, Mr. Cristinziano was Managing Director for Harris Nesbitt, the U.S. investment banking arm of BMO Financial Group, where he covered the networking and software industries. Before joining Harris Nesbitt in 1997, Mr. Cristinziano worked as a research analyst at Needham & Co. Prior to that he was a member of the technical staff at Bellcore. Mr. Cristinziano also serves on the board of directors of Bridgewater Systems Corporation. Mr. Cristinziano holds a B.S. in Electrical Engineering from Temple University, an M.S. in Systems Engineering from the University of Pennsylvania and completed post-graduate studies at Carnegie Mellon University.

Mr. Cristinziano brings industry, corporate development and investor relations experience to our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

Under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following four directors are independent directors within the meaning of the applicable NASDAQ listing standards: John C. Becker, Michael Cristinziano, Tim A. Guleri and Steven R. Polk. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. John C. Burris, our Chief Executive Officer, and Martin Roesch, our Chief Technology Officer, are not independent directors by virtue of their employment with us.

Meetings of the Board of Directors

The Board of Directors met eight times and acted by unanimous written consent on one occasion during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

As required under applicable NASDAQ listing standards, in fiscal 2009, the Company’s independent directors met five times in regularly scheduled executive sessions at which only independent directors were present.

Board Leadership Structure

We currently have a separate Chief Executive Officer and Chairman of the Board, with Mr. Polk serving as Chairman and Mr. Burris serving as Chief Executive Officer. Although Mr. Burris serves as a member of the Board, we believe that Mr. Polk’s status as Chairman and as an independent director provides for a meaningful division of leadership between the Chief Executive Officer and the Board.

The Chief Executive Officer is responsible for setting the strategic direction for the Company and for the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over all meetings of the Board, including executive sessions. We believe this has been an effective model for the Company. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s strategy, finances and operations, as well as the risks associated with each. The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. The Audit Committee meets with management, including the Company’s internal auditor and legal counsel, as well as the Company’s independent registered public accounting firm, to review and evaluate these risks. The Audit Committee regularly reports to the full Board on its proceedings and actions, and makes recommendations as it deems appropriate. In addition, the Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The following table provides current membership and fiscal 2009 meeting information for each of the Board committees.

Nominating and
Name	Audit (1)(2)(3)		Compensation		Governance(1)(2)

John C. Becker	X	*	X
Tim A. Guleri(4)	X		X	*
Steven R. Polk			X		X *
Michael Cristinziano	X				X
Total meetings in fiscal 2009	12		11	(5)	7

*	Committee Chairperson

(1)	Asheem Chandna served as a member of the Audit Committee and Nominating and Governance Committee until his resignation from our Board of Directors in October 2009.

(2)	Joseph R. Chinnici served as a member of the Audit Committee and Nominating and Governance Committee until the end of his term on our Board of Directors in May 2009.

(3)	Arnold L. Punaro served as a member of the Audit Committee until the end of his term on our Board of Directors in May 2009.

(4)	Mr. Guleri became a member of the Audit Committee in October 2009.

(5)	The Compensation Committee also acted by unanimous written consent on four occasions during fiscal 2009.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, oversees the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, establishes policies and procedures for review and pre-approval by the Committee of all audit services and permissible non-audit services to be performed by the Company’s independent auditors, oversees the rotation of the audit partners of the Company’s independent auditors as required by law, reviews and approves or rejects transactions between the Company and related persons, evaluates and confers with management regarding the adequacy and effectiveness of internal controls over financial reporting that could significantly affect the Company’s financial statements, as well as the adequacy and effectiveness of the Company’s disclosure controls and procedures and management’s reports thereon, establishes procedures as required by law for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters and reviews with management and the Company’s independent auditors the Company’s annual audited and quarterly interim financial statements (including disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to the filing with the SEC of any report containing such financial statements.

The Board of Directors has determined that Mr. Becker qualifies as an “audit committee financial expert” under the SEC rule implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Board made a qualitative assessment of Mr. Becker’s level of knowledge and experience based on a number of factors, including his formal education and experience.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent, as independence is currently defined in Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market.

The Audit Committee has adopted a written charter that is available to stockholders on our website at http://investor.sourcefire.com.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with our management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the independent auditors the independent auditors’ independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements at and for the fiscal year ended December 31, 2009 be included in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2009.

Mr. John C. Becker, Chairman
Mr. Michael Cristinziano
Mr. Tim Guleri

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Board of Directors has determined that each of the members of the Compensation Committee is independent, as independence is currently defined in Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market.

The Compensation Committee reviews the annual base salary levels, annual incentive compensation levels, long-term incentive compensation levels and employment agreements for each of the Company’s executive officers. The Compensation Committee reviews and recommends to our Chief Executive Officer and the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of certain employee benefit plans for managerial employees. The Compensation Committee has authority to administer our Stock Incentive Plans and our Employee Stock Purchase Plan, as well as our recently adopted Executive Change in Control Severance Plan and Executive Retention Plan, and to advise and consult with our officers regarding managerial personnel policies.

Each year, the Compensation Committee reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in our proxy statement and other filings.

The Compensation Committee has adopted a written charter that is available to stockholders on our website at http://investor.sourcefire.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee has engaged Compensia, Inc. as an independent compensation consultant. Compensia was identified to our Compensation Committee by Mr. Guleri, Chairman of the Compensation Committee. Other than the work that it performs at the direction of the Compensation Committee and the Nominating and Governance Committee, Compensia does not provide any other services to Sourcefire.

As part of its engagement during 2009, Compensia was requested by the Compensation Committee to develop a comparative group of public companies and to conduct a detailed benchmarking analysis of our executive compensation practices and levels. As discussed in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee used the information provided by Compensia in establishing executive compensation levels.

The Compensation Committee has delegated to Mr. Burris, our Chief Executive Officer, the limited authority to grant non-qualified options to new non-executive officer employees and restricted stock units to current non-executive officer employees, subject to prescribed limits. The Compensation Committee delegated this authority to Mr. Burris in order to improve and streamline the process we follow when granting standard, non-qualified stock options to new employees and restricted stock units to current employees in connection with annual performance reviews or promotions. This delegation of authority to Mr. Burris contains specific instructions regarding the number of options that can be granted to new employees that vary only with respect to the recipient’s level of responsibility within Sourcefire and the number of restricted stock units that can be granted to individual employees. Mr. Burris has no authority to grant any other kind of equity compensation other than as specified in these pre-defined instructions.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers analyses and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2009 and significant changes implemented for 2010 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee consists of Messrs. Guleri and Becker and General Polk. No member of the Compensation Committee has been at any time an officer or employee of the Company. None of our executive officers serve, or in the past year has served, as a member of the board of directors or compensation committee of any entity, one or more of whose executive officers has served on our Board of Directors or Compensation Committee.

Compensation Committee Report1

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Mr. Tim A. Guleri, Chairman
Mr. John C. Becker
Lt. Gen. Steven R. Polk

1 The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board of Directors with its responsibilities regarding, among other things, the identification of individuals qualified to become directors; the selection of the director nominees for the next annual meeting of stockholders; the selection of director candidates to fill any vacancies on the Board of Directors; reviewing and making recommendations to the Board with respect to management succession planning; developing and recommending to the Board corporate governance principles; reviewing and making recommendations to the Board regarding membership of Board committees; and overseeing an annual evaluation of the Board. The Nominating and Governance Committee also approves the compensation of the non-employee directors of the Board and during 2009 engaged Compensia to advise it regarding director compensation matters.

The Board of Directors has determined that each of the members of the Nominating and Governance Committee are independent, as independence is currently defined in Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market. The Nominating and Governance Committee has adopted a written charter that is available to stockholders on our website at http://investor.sourcefire.com.

The Nominating and Governance Committee has not formally established minimum qualifications for director candidates, but it considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our Company. The Nominating and Governance Committee may, in its discretion, implement certain qualifications for director candidates from time to time. Candidates for director are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Governance Committee considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and our company, to maintain a balance of knowledge, experience and capability. Pursuant to our Corporate Governance Guidelines, the Nominating and Governance Committee conducts periodic reviews of all Board members, including an assessment of the make-up of the Board, as compared to the characteristics described in the Corporate Governance Guidelines, and considers the results of those reviews in making recommendations to the Board as to Board membership. In addition, in the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance

Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee is independent for NASDAQ purposes, based upon applicable NASDAQ standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, although from time to time, the Nominating and Governance Committee has also engaged a professional search firm to assist it in identifying qualified candidates to serve as directors. In this capacity, the search firm has identified a range of potential candidates, assisted with interviews and performed background checks of potential directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects nominees by majority vote.

At this time, the Nominating and Governance Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Stockholder Communications With the Board of Directors

We do not have a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Board believes that the lack of a formal process has not interfered with its ability to communicate with and hear the views of stockholders and that it is not necessary to adopt a formal process at the present time. The Board intends to reevaluate the need for a formal process related to stockholder communications from time to time. If adopted, any such policy would be promptly posted to the Company’s website.

Code of Ethics

Our Board of Directors has adopted the Sourcefire, Inc. Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://investor.sourcefire.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the 2010 Annual Meeting. Ernst & Young has audited our financial statements since our inception in 2001. Representatives of Ernst & Young are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent auditors. However, the Board is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes.

Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2009 and 2008 by Ernst & Young LLP, our principal accountant. All fees described below were approved by our Audit Committee.

	Fiscal Year
	Ended
	December 31
	2009	2008
	(In thousands)

Audit Fees(1)	$1,000	$1,367
Audit-related Fees(2)	47	—
Tax Fees(3)	103	—
All Other Fees(4)	—	32

Total Fees	$1,150	$1,399

(1)	Audit fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements and audit of our internal control over financial reporting that are normally provided by Ernst and Young LLP in connection with regulatory filings or engagements.

(2)	Audit-related fees for 2009 consist of fees for accounting consultations regarding financial accounting and reporting matters.

(3)	Consists of tax advisory fees for 2009.

(4)	Other fees for 2008 consist of fees related to compliance with an information request.

Pre-Approval Policies and Procedures

The Audit Committee has responsibility for establishing policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditors, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the above services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

EXECUTIVE OFFICERS AND OTHER KEY MEMBERS OF MANAGEMENT

The following table sets forth information concerning our executive officers and other key members of our management team as of April 2, 2010:

Name	Age	Position

John C. Burris	55	Chief Executive Officer and Director
Martin F. Roesch	40	Chief Technology Officer and Director
Thomas M. McDonough	55	President and Chief Operating Officer
Todd P. Headley	47	Chief Financial Officer and Treasurer
Douglas W. McNitt	45	General Counsel and Secretary
Leslie Pendergrast	48	Chief People Officer
Nicholas G. Margarites	44	Vice President, Finance and Accounting and Assistant Treasurer
Thomas D. Ashoff	49	Senior Vice President, Engineering and Customer Support
John T. Czupak	47	Senior Vice President, International Sales and Business Development
John G. Negron	46	Senior Vice President, North American Sales and Services
Gregory S. Fitzgerald	41	Senior Vice President, Marketing

Executive Officers

John C. Burris, Chief Executive Officer and Director

See Proposal 1 of this Proxy Statement for information concerning Mr. Burris.

Martin F. Roesch, Chief Technology Officer and Director

See Proposal 1 of this Proxy Statement for information concerning Mr. Roesch.

Thomas M. McDonough, President and Chief Operating Officer

Thomas M. McDonough joined us in September 2002 as our President and Chief Operating Officer. Before joining Sourcefire, from March 2002 until September 2002, Mr. McDonough was the Chief Executive Officer of Mountain Wave, Inc., an information security company, which was acquired by Symantec Corporation in July 2002. Prior to that, Mr. McDonough was Senior Vice President of Worldwide Sales for Riverbed Technologies from February 2000 until March 2000, when it was acquired by Aether Systems. He then served as the Senior Vice President of Worldwide Sales for Aether Systems until March 2002. Previously, Mr. McDonough spent six years with AXENT Technologies, Inc. as Vice President of North American Sales and Professional Services. That company was acquired by Symantec Corporation in December 2000. Mr. McDonough holds a B.A. in Economics and an M.B.A. from the University of Notre Dame.

Todd P. Headley, Chief Financial Officer and Treasurer

Todd P. Headley joined us in April 2003 and serves as our Chief Financial Officer and Treasurer. Prior to joining Sourcefire, Mr. Headley was CFO for BNX Corporation, a network access management company, from September 2001 until April 2003. Prior to BNX, Mr. Headley served as CFO for FBR Technology Venture Partners, a Virginia-based venture capital firm, from September 2000 until May 2001. Mr. Headley served as Chief Financial Officer of Riverbed Technologies, a wireless infrastructure company, from March 1999 until its acquisition by Aether Systems in March 2000. Mr. Headley continued with Aether Systems until June 2000, where he was engaged in various business development and integration activities. Mr. Headley also served as Controller at POMS Corporation, a manufacturing supply chain execution company, from February 1998 until February 1999 and as Vice President and Controller of Roadshow International, Inc., a supply chain execution company, from April 1992 until

February 1998. Mr. Headley began his career at Arthur Andersen in 1985 as an auditor. Mr. Headley is a C.P.A. and holds a B.S. in accounting from Virginia Tech.

Douglas W. McNitt, General Counsel and Secretary

Douglas W. McNitt joined us in September 2007 as General Counsel and Secretary. Prior to joining Sourcefire, Mr. McNitt served as Executive Vice President, General Counsel and Secretary of webMethods, Inc., leaving his position in June 2007 following the acquisition of the company by Software AG. Mr. McNitt joined webMethods in October 2000 as General Counsel, became an Executive Vice President in January 2002 and became Secretary in May 2003. Mr. McNitt also served in various capacities, including Senior Counsel and Assistant General Counsel, for America Online, Inc. during his service there from December 1997 to September 2000. From May 1996 to December 1997, he was an associate with the law firm of Tucker, Flyer & Lewis, a professional corporation, and from April 1994 to May 1996 he was an associate with the law firm of McDermott, Will & Emery. Mr. McNitt holds a B.A. from Stanford University and a J.D. from Notre Dame Law School.

Leslie Pendergrast, Chief People Officer

Leslie Pendergrast joined us in February 2009 and serves as our Chief People Officer. Prior to joining Sourcefire, Ms. Pendergrast owned and operated a consulting company focused on human resource practice improvement from 2008 to 2009. Prior to that time, she owned and operated a fitness and wellness studio. From 1996 to 1998 Ms. Pendergrast was Director, Human Resources and from 1998 to 2005 Vice President, Human Resources at Citrix Systems, Inc., where she was responsible for developing and leading a human resources infrastructure to support the company’s growth from an 80-person company to a global organization of approximately 2,500 employees. She has also held customer service and human resources management roles at JC Penney, American Express and Certified Vacations/Alamo. Ms. Pendergrast holds a bachelor’s degree from Florida Atlantic University and an MBA from Nova Southeastern University.

Other Key Members of Management

Nicholas G. Margarites, Vice President, Finance and Accounting and Assistant Treasurer

Nicholas G. Margarites joined us in May 2003 and serves as our Vice President, Finance and Accounting and Assistant Treasurer. Prior to joining Sourcefire, from July 1999 to May 2003, he was Controller of Paratek Microwave, Inc., a wireless technology company. From October 1997 to July 1999, Mr. Margarites served as Chief Financial Officer of NCF, Inc., a commercial flooring company. Mr. Margarites began his career in public accounting and is a Certified Public Accountant. He holds a B.S. degree in Accounting from the University of Maryland.

Thomas D. Ashoff, Senior Vice President, Engineering and Customer Support

Thomas D. Ashoff joined us in April 2003 and serves as our Senior Vice President, Engineering and Customer Support. Prior to joining Sourcefire, Mr. Ashoff worked for Network Associates Inc. (now McAfee Inc.) in a number of capacities from April 1998 until February 2003. At Network Associates, Mr. Ashoff was Vice President, Strategic Product Engineering in the Technology Research Division, as well as Vice President of Engineering for Network Associates’ PGP Security business unit. Mr. Ashoff joined Network Associates in 1998 when it acquired Trusted Information Systems (TIS). At TIS, Mr. Ashoff was the Senior Development Manager for the Gauntlet Firewall and VPN products. Prior to TIS, Mr. Ashoff developed software for GTE Spacenet/Contel ASC from 1988 to June 1994. Mr. Ashoff also provided consultancy services to the National Security Agency (NSA) through HRB Singer, Inc. from 1985 until 1988 and was employed by the NSA from 1982 until 1985. Mr. Ashoff holds a B.S. in Computer Science from the University of Pittsburgh.

John T. Czupak, Senior Vice President, International Sales and Business Development

John T. Czupak joined us in October 2002 and serves as our Senior Vice President, International Sales and Business Development. Before joining us, from October 2001 until October 2002, Mr. Czupak was the Senior Vice President of Worldwide Sales for Mountain Wave, Inc., an information security company, which was acquired by

Symantec Corporation in July 2002. Prior to joining Mountain Wave, Mr. Czupak was the Director of International Operations for Riverbed Technologies from December 1999 until March 2000. He subsequently became the General Manager, Europe, Middle East & Asia for Aether Systems, Inc., after Aether acquired Riverbed Technologies in March 2000, and served in that position until October 2001. Previously, Mr. Czupak was with AXENT Technologies, Inc., an Internet security company, where he was Vice President of Asia, Pacific & Latin America from August 1994 until December 1999. Mr. Czupak holds a B.S. in Marketing from Towson State University and an M.B.A. from the University of Maryland.

John G. Negron, Senior Vice President, North American Sales and Services

John G. Negron joined us in July 2002 and serves as our Senior Vice President, North American Sales and Services. Before joining us, from December 2001 until May 2002, Mr. Negron was Vice President of Sales and Marketing at mindShift Technologies, Inc. Mr. Negron joined Riverbed Technologies in February 2000 as Director of Sales and continued to serve in that capacity following its acquisition by Aether Systems in March 2000, until October 2001. He also served as Director of Sales for Aether Systems’ Enterprise Vertical when Aether acquired Riverbed in March 2000. From September 1994 until January 2000, Mr. Negron was employed by AXENT Technologies, an internet security software company, where he directed the company’s penetration into the public sector. Mr. Negron also held multiple domestic and international sales management roles from August 1985 until September 1991 at SunGard Data Systems Inc. which provided software and services in the disaster recovery segment of the security industry. Mr. Negron holds a B.S. from Bentley College.

Gregory S. Fitzgerald, Senior Vice President, Marketing

Gregory S. Fitzgerald joined us in November 2009 and serves as our Senior Vice President, Marketing. Mr. Fitzgerald is responsible for overseeing our worldwide positioning, product delivery and go-to-market strategies. Prior to joining Sourcefire, Mr. Fitzgerald was CEO of DisplayPoints, a privately held new media company, from December 2008 to September 2009. Prior to DisplayPoints, he was Global Vice President of Marketing, Channels and Inside Sales at TippingPoint, a division of 3Com, from December 2004 to November 2008. Prior to that time, Mr. Fitzgerald was Vice President of Marketing for a growth-stage venture, Traq-wireless, in wireless management software and services from February 2002 to May 2004. Before Traq, he was the Director of Worldwide Solutions Marketing at BMC Software from May 1997 to February 2002. Mr. Fitzgerald holds a BBA in Marketing and Finance from Emory University, an MBA in Product Marketing from the University of Colorado, and an MIM in International Marketing Strategy from Thunderbird, The American Graduate School of International Management.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 22, 2010 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, we believe that each of the stockholders identified in the table possesses sole voting and investment power with respect to all shares of common stock indicated as beneficially owned by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 22, 2010 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Applicable percentages are based on 27,444,869 shares outstanding on March 22, 2010, adjusted as required by rules promulgated by the SEC.

The business address for each director and executive officer is c/o Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046.

	Beneficial Ownership
	Number of	Percent of
Beneficial Owner	Shares	Total

Beneficial owners of 5% or more of the outstanding common stock:
Entities affiliated with Fidelity Management & Research Company(1)	4,012,500	14.6
Named executive officers:
John C. Burris(2)	390,820	1.4
Thomas M. McDonough(3)	138,342	*
Todd P. Headley(4)	135,768	*
Martin F. Roesch(5)	995,628	3.6
Leslie Pendergrast(6)	2,082	*
Other directors and nominees:
John C. Becker(7)	30,803	*
Michael Cristinziano(8)	20,752	*
Tim A. Guleri(9)	22,221	*
Steven R. Polk(10)	22,881	*
Arnold L. Punaro	12,801	*
All directors and executive officers as a group (10 persons)(11)	1,806,514	6.5

*	Less than 1% beneficial ownership.

(1)	Amount was reported on a Schedule 13G/A filed on February 16, 2010. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,012,500 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 4,012,500 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The address of these stockholders is c/o Fidelity Management & Research Company, 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	Includes options exercisable within 60 days to purchase 316,782 shares of common stock. Also includes 46,679 shares of common stock subject to repurchase by the Company; Mr. Burris has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(3)	Includes options exercisable within 60 days to purchase 13,387 shares of common stock. Also includes 11,060 shares of common stock subject to repurchase by the Company; Mr. McDonough has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses. Of the shares of common stock reported, 95,102 shares of common stock are held by The Revocable Trust of Thomas Michael McDonough, u/a July 19, 2005, Thomas M. McDonough, Trustee. Mr. McDonough has voting and investment control with respect to these shares.

(4)	Includes options exercisable within 60 days to purchase 111,642 shares of common stock. Also includes 10,579 shares of common stock subject to repurchase by the Company; Mr. Headley has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(5)	Includes options exercisable within 60 days to purchase 70,395 shares of common stock. Also includes 4,808 shares of common stock subject to repurchase by the Company; Mr. Roesch has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(6)	Includes options exercisable within 60 days to purchase 2,082 shares of common stock.

(7)	Includes 16,983 shares of common stock subject to repurchase by the Company; Mr. Becker has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(8)	Includes 20,752 shares of common stock subject to repurchase by the Company; Mr. Cristinziano has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(9)	Includes 7,804 shares of common stock subject to repurchase by the Company; Mr. Guleri has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses. Also includes 14,417 shares held by the Guleri Family Trust UTD dated April 7, 1999. Mr. Guleri has voting and investment power with respect to these shares.

(10)	Includes 9,267 shares of common stock subject to repurchase by the Company; Mr. Polk has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

(11)	Includes options exercisable within 60 days to purchase 514,906 shares of common stock. Of the shares of common stock reported, 164,887 shares are subject to repurchase by the Company; the executive officer or director has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company’s repurchase option lapses.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were met in a timely manner, with the exception that one report on Form 4 for Mr. Guleri with respect to the sale of shares of our common stock was filed late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our named executive officers.

Compensation Program Objectives and Philosophy

The Compensation Committee of our Board of Directors oversees the design and administration of our executive compensation program. Our Compensation Committee’s primary objectives in structuring and administering our executive officer compensation program are to:

•	attract, motivate and retain talented and dedicated executive officers;

•	tie annual and long-term cash and stock incentives to achievement of measurable corporate performance objectives;

•	provide incentives to executive officers to achieve individual performance objectives;

•	reinforce business strategies and objectives for enhanced stockholder value; and

•	provide our executive officers with long-term incentives so we can retain them and benefit from continuity in executive management.

To achieve these goals, our Compensation Committee implements and maintains compensation plans that tie a substantial portion of executives’ overall compensation to key strategic goals such as financial and operational performance. Our Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with those of executives at companies with revenues, enterprise value and headcount levels that we believe Sourcefire is realistically capable of achieving over the next 12 to 18 months, while taking into account our relative performance and our own strategic goals. To that end, our Compensation Committee, with the assistance of an independent compensation consultant as described below, has benchmarked our executive compensation levels against a group of companies that are generally slightly larger than Sourcefire.

The principal elements of our executive compensation program are base salary, cash bonus awards, long-term equity incentives in the form of restricted stock and stock options, post-termination severance and acceleration of restricted stock and stock option vesting for our executive officers upon termination and/or a change in control. We also provide our executive officers with other benefits that are generally available to all salaried employees, such as life and health insurance benefits and a qualified 401(k) savings plan.

Our Compensation Committee considers each component of compensation, as well as total compensation, for each executive officer. It determines the appropriate level for each compensation component based on competitive benchmarking, our recruiting and retention goals, our view of internal equity and consistency, and other considerations it deems relevant, such as rewarding extraordinary performance and creating incentives for achieving individual performance objectives.

Determination of Compensation Awards

The Compensation Committee currently performs an annual strategic review of our executive officers’ compensation to determine whether it provides adequate and targeted incentives and motivation to our executive officers and whether it adequately compensates the executive officers relative to officers in our benchmark group. In making its annual determination of executive compensation, the Compensation Committee also considers information from an independent consulting firm, Compensia, Inc., which it has retained since 2007, as well as the committee’s judgments and collective experiences with regard to market levels of base salaries, cash bonuses and equity compensation.

In March 2009, our Compensation Committee completed its annual review of our executive compensation practices and strategy for 2009. As part of its review, the Compensation Committee, working with Compensia, developed a peer group of companies that it believed reasonably reflected Sourcefire’s competitive labor market in 2009. Utilizing executive compensation information provided by Compensia for this peer group combined with Compensia proprietary information from an executive compensation survey of technology companies with revenues between $50 million and $200 million, our Compensation Committee approved 2009 compensation for each of our executive officers. The Compensation Committee approved adjustments to base salaries effective

April 1, 2009, established targets for our annual incentive cash bonus plan for 2009, and approved the grant of equity awards.

In March 2010, our Compensation Committee completed its annual review of our executive compensation practices and strategy for 2010. In connection with this review, Compensia provided a detailed analysis of an updated peer group of companies together with updated proprietary executive compensation information from a survey of technology companies with revenues between $50 million and $200 million. Based in part on this analysis, our Compensation Committee approved 2010 executive compensation.

Our Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our Chief Executive Officer. For compensation decisions, including decisions regarding the grant of equity compensation, relating to executive officers other than our Chief Executive Officer, our Compensation Committee typically considers recommendations from our Chief Executive Officer.

Benchmarking of Base Compensation, Bonus Targets and Equity Awards

2009 Benchmarking

In March 2009, our Compensation Committee completed a detailed benchmarking analysis and approved adjustments to our executive officers’ compensation. The Compensation Committee, in consultation with Compensia, developed a peer group for purposes of this analysis by defining our current competitive market for executive talent to be established publicly traded companies primarily engaged in various aspects of network infrastructure development with gross revenues, growth ratios, net income, enterprise values and/or market capitalizations that are generally slightly larger than ours. The comparable public companies used by the Compensation Committee in its analysis include the following 19 companies: ActivIdentity, Inc., ArcSight, Inc., Art Technology Group, Inc., Aruba Networks, Inc., Chordiant Software, Inc., CommVault, Inc., Data Domain, Inc., Double-Take Software, Inc., Entrust, Inc., FalconStor Software, Inc., Guidance Software, Inc., Omniture, Inc., OPNET Technologies, Inc., RightNow Technologies, Inc., Sonicwall, Inc., Sourceforge, Inc., Synchronoss Technologies, Inc., Unica Corporation, and VASCO Data Security International, Inc. ArcSight, Inc. was added to our peer group in 2009 as a public company the Compensation Committee believed was comparable to us based on its enterprise value, market capitalization and growth rate. Blue Coat Systems, Inc., Embarcadero Technologies, Inc., Riverbed Technology, Inc. and Secure Computing Corporation were removed from our peer group in 2009 to exclude companies that the Compensation Committee no longer believed were comparable to us and companies that had been acquired or were no longer public. Compensia provided information to the Compensation Committee regarding executive compensation for this peer group of companies combined with Compensia proprietary information from an executive compensation survey of technology companies with revenues between $50 million and $200 million. This combined information was used to establish benchmarks for each component of compensation, and for total compensation, for each of our executive officers.

In making adjustments to our executive compensation for 2009, the Compensation Committee determined that it was advisable to set each component of our executive compensation at approximately the median of such component based on the benchmarking analysis. Accordingly, the Compensation Committee targeted base salary levels, target annual bonus opportunities, and target annual equity grants generally at the 50th percentiles of executives in similar positions in the 2009 benchmark group, subject to the judgment of the Compensation Committee in determining actual compensation levels as discussed below. In comparison to our executive officers’ 2008 compensation, this generally represented a greater weighting toward base salary and cash bonus compensation relative to the 2009 benchmark group and a slightly lesser weighting toward equity compensation relative to the 2009 benchmark group. This increase in the weighting of the cash compensation components of our executive compensation, together with the adjustments to the structure of our incentive cash bonus plan described below, were intended to place additional emphasis on current financial and operating performance, while maintaining a meaningful level of equity awards was intended to continue to reward the creation of long-term stockholder value.

2010 Benchmarking

In March 2010, our Compensation Committee completed its annual review of our named executive officers’ compensation and approved further adjustments to such compensation for 2010. In connection with this review,

Compensia provided a detailed analysis of an updated peer group of companies. The composition of this list of peer companies differed slightly from the list of companies that were included in the March 2009 equity compensation review to include public companies that the Compensation Committee believed were comparable to us based on their enterprise value, market capitalization and growth rates and to exclude companies that the Compensation Committee no longer believed were comparable to us and companies that had been acquired or were no longer public. Compensia provided information to the Compensation Committee regarding executive compensation for this updated peer group of companies combined with updated proprietary executive compensation information from a survey of technology companies with revenues between $50 million and $200 million.

In determining our executive compensation for 2010, the Compensation Committee determined that it was advisable to again set each component of our executive compensation at approximately the median of such component based on the updated benchmarking analysis. Accordingly, the Compensation Committee again targeted base salary levels, target annual bonus opportunities, and target annual equity grants generally at the 50th percentiles of executives in similar positions in the 2010 benchmark group. The relative weighting of the base salary, cash bonus and equity components of our compensation in 2010 has not changed from 2009.

Use of Benchmarking

Our Compensation Committee establishes benchmarks as guidelines but applies its judgment in determining compensation levels. In instances where we identify an executive officer that we believe is very highly qualified or is uniquely key to our success, our Compensation Committee may approve compensation in excess of the benchmark percentile.

The Compensation Committee’s choice of the percentiles described above as our compensation benchmarks reflected consideration of our stockholders’ interests in paying what was necessary to attract and retain key talent in a competitive market, while also conserving cash and equity. The Compensation Committee has heavily weighted Sourcefire’s strategic focus on the growth of financial metrics in developing pay programs that it believes offer both competitive guaranteed compensation, in the form of base salary, and competitive short-term and long-term incentive opportunities through cash bonuses and equity awards when compared to our peer group. We believe that, given the industry in which we operate and the corporate culture that we have created, our benchmark base compensation, bonus compensation and equity compensation levels should generally be sufficient to retain our existing executive officers and to hire new executive officers when and as required, although, as noted above, we may exceed these levels when our Compensation Committee believes that doing so is in the best interests of our stockholders.

Base Compensation

We provide our named executive officers and other executives with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. We review base salaries for our named executive officers annually in the first quarter of the year, and adjustments are based on our performance and the individual’s performance. As described above in “Benchmarking of Base Compensation, Bonus Targets and Equity Awards,” we also take into account the base compensation that is payable by companies that we believe to be our competitors and by other public companies with which we believe we generally compete for executives.

In March 2009, our Compensation Committee approved base salaries, effective April 1, 2009, for our named executive officers as set forth in the following table.

Base Salary
Effective April 1,
Name	2009

John C. Burris, Chief Executive Officer	$400,000
Thomas M. McDonough, President and Chief Operating Officer	$300,000
Todd P. Headley, Chief Financial Officer and Treasurer	$255,000
Martin F. Roesch, Chief Technology Officer	$270,000
Leslie Pendergrast, Chief People Officer	$215,000

The 2009 base salary for Mr. Burris was unchanged compared to the base salary negotiated in connection with his appointment as our Chief Executive Officer in July 2008. The Compensation Committee determined that it was appropriate to maintain Mr. Burris’ salary at the 2008 level, primarily because Mr. Burris’ salary had been recently negotiated and was between the 50th and 75th percentiles of chief executive officer compensation for the benchmark group, as compared to the Company’s target of base salary at the 50th percentile. The 2009 base salary for Mr. McDonough reflects an increase of $40,000 and is between the 50th and 75th percentiles of chief operating officer compensation for the benchmark group. The Compensation Committee determined that it was appropriate to exceed the Company’s target of base salary at the 50th percentile based on its assessment of Mr. McDonough’s contribution to the Company’s successful transition in 2008 to a new Chief Executive Officer and his importance to the future growth of the Company. The 2009 base salary for Mr. Headley reflects an increase of $25,000 and approximates the Company’s target of base salary at the 50th percentile of chief financial officer compensation for the benchmark group. In addition, the Compensation Committee considered Mr. Headley’s contributions in 2008 to the Company’s successful transition to a new Chief Executive Officer and successful implementation of improved financial reporting and compliance systems. The 2009 base salary for Mr. Roesch reflects an increase of $10,000 and approximates the 75th percentile of chief technology officer compensation for the benchmark group. The Compensation Committee determined that it was appropriate to exceed the Company’s target of base salary at the 50th percentile based on Mr. Roesch’s unique professional standing in the Company’s industry and its assessment of his importance to the future growth of the Company. Ms. Pendergrast’s salary was negotiated and approved by the Compensation Committee in connection with her joining the Company in February 2009.

For 2009, the base salaries accounted for 50% of the total target annual cash compensation for Mr. Burris and between 64% and 75% for our other named executive officers. In comparison, based on the surveys of base salaries and cash bonuses reviewed by our Compensation Committee, the average annual base salary represented approximately 56% of total target annual cash compensation for chief executive officers and approximately 65% to 76% for other executive officers.

Cash Bonus Awards

Cash Bonus Plan

In February 2008, our Board of Directors established an executive annual bonus incentive plan (the “Bonus Plan”) under which our executive officers and other participating employees may earn incentive cash bonus awards based on the achievement of goals relating to Company or individual performance. The Bonus Plan is administered by our Compensation Committee.

Pursuant to the terms of the Bonus Plan, our executive officers are eligible to receive cash awards based upon the attainment of performance goals established by the Compensation Committee over the applicable performance period. The performance period may be any fiscal period of the Company, but is typically set in accordance with our annual and quarterly fiscal periods. The performance goals that may be selected by the Compensation Committee include one or more of the following: increase in share price; earnings per share; total stockholder return; operating margin; gross margin; return on equity; return on assets; return on investment; operating income; net operating income; pre-tax income; cash flow; revenue; expenses; earnings before interest, taxes and depreciation; economic value added; market share; corporate overhead costs; return on capital invested; stockholders’ equity; income (before income tax expense); residual earnings after reduction for certain compensation expenses; net income; profitability of an identifiable business unit or product; performance of the Company relating to a peer group of companies on any of the foregoing measures; individual objectives; and any other goals established by the Compensation Committee. The performance goals may apply to the Company, any of its subsidiaries, business units or an individual participant, and may differ for each participant.

Each year, the Compensation Committee establishes (i) the target awards payable under the Bonus Plan for each participant, which is typically expressed as a percentage of the participant’s base salary; (ii) the performance goals for each participant; and (iii) the weight of each performance goal in calculating a participant’s award. Awards are then determined based on a comparison of actual performance to the performance goals during the performance period. A participant may earn his or her target bonus award if the performance goals for such participant are achieved. If performance goals are exceeded, the participant may earn an award greater than the target award.

However, if performance goals are not met, the participant may earn an award, if any, that is less than the target award.

The Compensation Committee may amend or terminate the Bonus Plan at any time, and may alter the terms and conditions under which the bonus awards are set, calculated or paid. The Compensation Committee also retains the discretion to eliminate, reduce or increase any award that would otherwise be payable pursuant to the Bonus Plan. In addition, the Compensation Committee may make discretionary bonuses, if it considers them to be appropriate.

2009 Cash Bonus Awards

In March 2009, our Compensation Committee approved the target annual bonus amounts and performance goals under the Bonus Plan for 2009 (the “2009 cash bonus plan”). The Compensation Committee believes that the 2009 cash bonus plan provides balanced incentives for management to focus on both top line revenue growth and bottom line earnings performance. The target annual cash bonus awards for our executive officers for the year ended December 31, 2009 were set as follows.

Total Annual
Target Bonus
Name	Amounts

John C. Burris	$400,000
Thomas M. McDonough	$150,000
Todd P. Headley	$125,000
Martin F. Roesch	$90,000
Leslie Pendergrast	$85,000

For each of the executive officers, the target annual bonus amount is divided into four equal quarterly target bonus amounts. Bonuses are payable quarterly based on the achievement of three performance measures for the quarter: (i) our total revenue measured against our 2009 operating plan; (ii) our adjusted operating income measured against our 2009 operating plan; and (iii) for executive officers other than Mr. Burris, the individual officer’s management of departmental expenses measured against a departmental budget established by our Chief Executive Officer and approved by our Compensation Committee. Total annual bonus payment amounts are calculated based on the achievement of the three performance measures for the full year 2009. The annual bonus payment amount is reduced by the amount of quarterly bonuses paid for the year. In no event, however, may the actual quarterly payout for any quarter exceed 90% of the quarterly target bonus amount and in no event may the total of the quarterly bonuses and any additional year-end bonus exceed 150% of the total annual target bonus. In addition, the payment of quarterly bonuses is subject to the Compensation Committee’s determination that our results through the end of the quarter are consistent with achieving positive adjusted operating income for 2009 and the payment of annual bonuses is subject to our achieving positive adjusted operating income for 2009.

The three performance measure components are described in more detail below.

Revenue

Our total revenue represents a 50% weighting of each executive officer’s quarterly target bonus amount. The attainment of quarterly revenue against our 2009 operating plan determines a payout percentage to be multiplied against the 50% weighting for the revenue component:

•	In the event that our revenue for a quarter is less than 70% of our plan revenue for the quarter, no bonus is payable for the revenue component.

•	In the event that our revenue for a quarter is between 70% and 100% of our plan revenue for the quarter, the payout percentage is between 10% and 100%, with a greater decrease in payout percentage if our revenue is below 80% of our plan revenue.

•	In the event that our revenue for a quarter exceeds 100% of our plan revenue, the payout percentage increases by 3% for each 1% of revenue that our revenue for the quarter exceeds 100% of our plan revenue.

For 2009, our revenue target was $86.0 million and our actual revenue was approximately $103.5 million, or approximately 120% attainment of our plan revenue. This resulted in a payout percentage of approximately 160% of the 50% weighted revenue component, or approximately 80% of the total annual target bonus amount.

Adjusted Operating Income

Our adjusted operating income represents a 30% weighting of each executive officer’s quarterly target bonus amount (other than Mr. Burris for which it represents a 50% weighting). Adjusted operating income is a non-GAAP measure and is calculated as net income or loss before interest income/expense, income taxes and non-cash stock-based compensation expense.

The attainment of quarterly adjusted operating income against our 2009 operating plan determines a payout percentage to be multiplied against the 30% weighting (50% for Mr. Burris) for the adjusted operating income component:

•	In the event that our adjusted operating income for a quarter is less than 60% of our plan for the quarter, no bonus is payable for the adjusted operating income component.

•	In the event that our adjusted operating income for a quarter is between 60% and 100% of our plan for the quarter, the payout percentage is between 20% and 100%, with linear interpolated increases in payout percentage within this adjusted operating income range.

•	In the event that our adjusted operating income for the quarter exceeds 100% but is less than 150% of our plan adjusted operating income for the quarter, the payout percentage increases by 1.5% for each 1% that our adjusted operating income for the quarter exceeds 100% of our plan adjusted operating income.

•	In the event that our adjusted operating income for the quarter equals or exceeds 150% of our plan adjusted operating income for the quarter, the payout percentage increases by 2% for each 1% that our adjusted operating income for the quarter exceeds 100% of our plan adjusted operating income.

For 2009, our adjusted operating income target was $3.3 million and our actual adjusted operating income was approximately $14.5 million, or approximately 438% attainment of our plan adjusted operating income. For executive officers other than Mr. Burris, this resulted in a payout percentage of approximately 776% of the 30% weighted adjusted operating income component, or approximately 233% of the total annual target bonus amount. For Mr. Burris, this resulted in a payout percentage of approximately 776% of the 50% weighted adjusted operating income component, or approximately 388% of the total annual target bonus amount.

Expense Management

Each officer’s (other than Mr. Burris) departmental budget expense results represent a 20% weighting of the officer’s quarterly target bonus amount. The attainment of expense management against a departmental budget plan determines a payout percentage to be multiplied against the 20% weighting for the budget component:

•	In the event that an officer’s departmental actual operating expenses deviate by 10% or more (under or over) against the departmental plan budget for the quarter, then no bonus will be paid for this component.

•	In the event that the deviation from the quarterly budget is 9% or less, the payout percentage for the 20% weighting of this component will range between 75% and 100% depending on the level of deviation.

Regardless of the actual budget deviation for the quarter, in the event that both our revenue attainment for the quarter is less than 70% of our plan and our adjusted operating income attainment for the quarter is less than 60% of our plan, then no bonus is payable with respect to the departmental expense management component.

For 2009, the target departmental operating expenses for Messrs. McDonough, Headley and Roesch, and Ms. Pendergrast were set at $27.1 million, $7.9 million, $0.5 million and $3.1 million, respectively, and actual departmental expenses were approximately 107%, 100%, 101% and 131%, respectively, of these amounts. This resulted in payout percentages for Messrs. McDonough, Headley and Roesch, and Ms. Pendergrast of 85%, 100%, 100% and 0%, respectively, of the 20% weighted departmental expense component, or 17%, 20%, 20% and 0%, respectively, of the total annual target bonus amount. The departmental budget expense performance of each of

Mr. McDonough and Ms. Pendergrast was negatively affected by the growth of the Company’s business in 2009. Although Mr. Burris could have adjusted the targets under this measure during the year, with the approval of the Compensation Committee, to account for the Company’s growth, the 2009 cash bonus plan was not modified because the annual bonus cap of 150% had already been attained based on the high levels of performance under the other two performance measures.

Total 2009 Bonus Payment

Once the payout percentage has been calculated for each of the performance measure components discussed above, and the payout percentage is multiplied by the respective percentage weighting for that component, the component payment percentages are then added to yield a composite payout percentage that is multiplied against the target bonus amount. The overall weighted attainment in 2009 for Mr. Burris was approximately 468% and for Messrs. McDonough, Headley and Roesch, and Ms. Pendergrast was approximately 330%, 333%, 333% and 313%, respectively.

As a result, for 2009 each of our executive officers earned the maximum bonus of 150% of the total annual target bonus amount.

The cash bonus paid to Mr. Burris accounted for 60% of his total cash compensation earned for 2009. The cash bonuses paid to Messrs. McDonough, Headley and Roesch, and Ms. Pendergrast accounted for approximately 43%, 42%, 33% and 37%, of their respective total cash compensation earned for 2009.

2010 Changes to Cash Bonus Award Program

In March 2010, our Compensation Committee approved the target annual bonus amounts and performance goals under the Bonus Plan for 2010 (the “2010 cash bonus plan”). The 2010 cash bonus plan contains the same performance measure components as the 2009 bonus plan. For 2010, however, the Compensation Committee approved several adjustments in the method of calculating payout percentages and raised the maximum bonus amount payable to each executive officer from 150% to 200% of the total annual target bonus amount to provide additional incentive to executives to achieve performance goals.

The cash bonus awards paid during 2009 and to be paid during 2010 are structured so that they are taxable to our executives at the time the awards become available to them. We currently intend that all cash compensation paid will be tax deductible by us as compensation expense.

Equity Compensation

We believe that, for growth companies in the technology sector, equity awards are a significant motivator in attracting, retaining and rewarding the success of executive-level employees. Our Compensation Committee’s philosophy in this regard has historically been to provide that a greater percentage of an employee’s total compensation should be in the form of equity compensation as he or she becomes more senior in our organization.

Accordingly, we have provided our named executive officers and other executives with long-term equity incentive awards to incentivize those individuals to stay with us for long periods of time, which, in turn we believe will provide us with greater stability over such periods than we would experience without such awards. While the majority of our long-term equity compensation awards prior to our initial public offering were in the form of non-qualified stock options, we provided grants of restricted stock to certain of our executive officers from time to time. Since becoming a public company in 2007, our Compensation Committee has used a combination of non-qualified stock options and restricted stock grants, in each case subject to a vesting schedule, in order to incentivize our executives, with a bias in favor of restricted stock grants as compared to stock options, as discussed below. For 2009, all of the long-term equity compensation awards to our executive officers were in the form of restricted stock grants.

For equity compensation paid to our employees, we estimate and record compensation expense over the service period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date. Generally, the granting of a non-qualified stock option to our executive officers is not a taxable event to those employees, provided, however, that the exercise of such stock option would result in taxable income to the optionee equal to the difference between the fair market value of the stock on the exercise date and the exercise price paid for such stock. Similarly, a restricted stock award subject to a vesting requirement is also not taxable to our executive officers unless such individual makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended. In the absence of a section 83(b) election, the value of the restricted stock becomes taxable to the recipient as the restricted stock vests.

Generally, we grant long-term equity awards to our named executive officers upon commencement of their employment, and the terms of those awards are individually negotiated. The Compensation Committee’s equity award strategy for executives includes an annual review of equity award practices and eligibility for, but not a guarantee of, annual equity awards as a part of the committee’s annual executive compensation review. The Compensation Committee believes that an annual strategy is appropriate for a public company given the liquidity of vested awards and the increased prominence of company executives. Prior to our initial public offering, we granted equity compensation to our executive officers and other employees in the form of non-qualified stock options under our 2002 Stock Incentive Plan. In February 2007, our Board of Directors supplemented the 2002 Stock Incentive Plan with the 2007 Stock Incentive Plan, which we refer to as the 2007 Plan. See “Employee Benefit Plans” below for additional information.

Restricted Stock Awards

Our restricted stock awards generally provide for time-based vesting, with a portion of the awards subject to accelerated vesting on the achievement of performance milestones. We believe that restricted stock awards provide a strong incentive to our executives by providing them with actual stock ownership, which better aligns their interests with those of our stockholders than a grant of stock options does. Additionally, a restricted stock award program consumes fewer shares than a similarly structured stock option program in order to achieve similar incentive levels because restricted shares are immediately valuable to recipients, in contrast to stock options, which may or may not ultimately result in realizable value to recipients, and we believe that employees will perceive greater value in a restricted stock award than they will in a stock option award that results in similar compensation expense for financial accounting purposes. Because of the lower share consumption rate associated with our restricted stock award program, our use of restricted stock awards may reduce dilution for our stockholders.

Non-Qualified Stock Options

Our non-qualified stock options are generally subject to a four-year vesting schedule, with one-quarter vesting on the first anniversary of the date of grant and the remainder vesting equally on a monthly basis over the next three years. The options have exercise prices equal to the fair market value of our common stock at the date of grant and generally have a 10-year contractual exercise term. In general, the vested portion of option grants is exercisable for 30 to 90 days following termination of employment, although this period is extended to six months in the case of termination as a result of death or disability, and such exercise term may also be extended in the discretion of the Compensation Committee.

The vesting of some of our named executive officers’ stock options may be accelerated in the event of specified termination and/or change in control events pursuant to the terms of their initial stock option grant agreements. From time to time we have granted additional follow-on equity grants in the form of stock options to our named executive officers to align the interests of those individuals with our stockholders. While the vesting schedule associated with these follow-on equity grants typically does not have the same acceleration provisions as the initial equity grants to such individuals, we do provide for accelerated vesting pursuant to our executive severance plans and individual employment agreements described below in “Employment Agreements and Executive Severance Plans” and “Potential Payments upon Termination or Change in Control.”

2009 Annual Equity Awards

In March 2009, our Compensation Committee completed its annual review of our executive officers’ equity compensation for 2009 in consultation with Compensia. After consulting with the Chief Executive Officer, the Compensation Committee determined that equity grants for 2009 should be 100% in restricted stock units, and that one-quarter of the restricted stock units would have time-based vesting only, while three-quarters of the restricted stock units would be subject to performance-based vesting. One-quarter of the performance-based restricted stock units are eligible for vesting annually over four years based on the achievement of specified financial objectives determined by the Compensation Committee annually, with any unvested shares vesting five years after the date of grant, as long as the executive officer is still employed by us. The restricted stock units subject to time-based vesting will vest annually over four years.

In determining the number of restricted stock units to be awarded, our Compensation Committee developed a value range, in dollars, of the equity compensation component that approximated the 50th percentile of our 2009 benchmark group. Using this methodology, the Compensation Committee approved long-term equity awards to our named executive officers as set forth in the following table. Mr. Burris received a smaller equity award in 2009 as a result of receiving significant equity awards granted in connection with his appointment as our Chief Executive Officer in July 2008.

		Shares Subject to		Value of Total
	Shares Subject to	Restricted Stock		Shares on Date
	Restricted Stock	Units	Total Shares	of Grant (Based
	Units	(Performance -	Subject to Equity	on Closing Price
Name	(Time-Based)	Based)	Awards	of $7.36)

John C. Burris	12,500	37,500	50,000	$368,000
Thomas M. McDonough	10,000	30,000	40,000	$294,400
Todd P. Headley	8,750	26,250	35,000	$257,600
Martin F. Roesch	6,250	18,750	25,000	$184,000
Leslie Pendergrast	*	*	*	*

*	Ms. Pendergrast was awarded 50,000 time-based restricted stock units and 50,000 non-qualified stock options in connection with her joining the Company in February 2009.

For 2009, the Compensation Committee set total revenue and adjusted operating income, as contemplated by our 2009 operating plan and described above, as the financial objectives for determining the vesting of the first installment of the performance-based restricted stock units awarded on March 12, 2009, as well as the vesting of the next installment of the performance-based restricted stock awarded to our executive officers in 2008 and 2007. Our 2009 revenue was approximately 120% of revenue as contemplated by our operating plan and our adjusted operating income was approximately 390% of adjusted operating income as contemplated by our operating plan. Therefore one-quarter of the performance-based awards granted in 2009 vested. In addition, one quarter of the performance-based equity awards granted to our executive officers in 2008 and one third of the performance-based equity awards granted to our executive officers in 2007 vested as a result of our achieving these performance targets for 2009.

2010 Annual Equity Awards

In March 2010, our Compensation Committee conducted its annual review of our executive officers’ equity compensation for 2010 in consultation with Compensia. The Compensation Committee determined that equity grants for 2010 for executive officers other than our Chief Executive Officer would again be 100% in restricted stock units, and that one-quarter of the restricted stock units would have time-based vesting only, while three-quarters of the restricted stock units would be subject to performance-based vesting. One-quarter of the performance-based restricted stock units are eligible for vesting annually over four years based on the achievement of specified financial objectives determined by the Compensation Committee annually, with any unvested shares vesting five years after the date of grant, as long as the executive officer is still employed by us. For Mr. Burris, the Compensation Committee determined that the 2010 equity grant would be a combination of restricted stock units and non-qualified stock options. The stock option component of the grant is intended to provide an additional incentive to Mr. Burris to focus on long-term appreciation in the value of the Company’s stock. In determining the number of equity awards to be granted, our Compensation Committee developed a value range, in dollars, of the equity compensation component that approximated the 50th percentile of our 2010 benchmark group.

Executive Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive general health and welfare benefits, such as participation in our group health and life insurance plans, and our defined contribution 401(k) plan. We matched a portion of employee contributions under our 401(k) plan during 2009. All of these benefits are available to all of our salaried employees in the United States on the same terms, and we believe that they are comparable to those provided at other companies of a size comparable to us. We provide these benefits to create additional incentives for our executives and to remain competitive in the general marketplace for executive talent.

In connection with the appointment of Mr. Burris as our Chief Executive Officer in 2008, we agreed to obtain supplemental life and disability insurance on Mr. Burris’ behalf and to reimburse him for the cost of a short-term corporate apartment until July 2009 or, if earlier, such time as he sold his prior principal residence. We incurred a total of $38,483 for these items in 2009. In addition, we agreed to pay $60,000 to Mr. Burris to offset costs in connection with the relocation of his primary residence to a location near our executive offices in Columbia, Maryland and to provide to Mr. Burris a payment of $100,000 for selling costs of his prior residence. We incurred a total of $160,000 for these items in 2009. In connection with the hiring of Ms. Pendergrast in 2009, we agreed to pay $50,000 to offset costs in connection with the relocation of her primary residence to a location near our executive offices and agreed to reimburse her for the cost of a short-term corporate apartment for up to six months. We incurred $50,000 and $8,750, respectively, for these items in 2009.

Change in Control and Severance Benefits

In April 2008, we adopted an Executive Change in Control Severance Plan and an Executive Retention Plan in which Messrs. McDonough, Headley and Roesch, and Ms. Pendergrast participate. In addition, in connection with the initial employment of Mr. Burris, we entered into an employment agreement that contains change in control and severance provisions. These change of control and severance benefits are described below in “Employment Agreements and Executive Severance Plans” and “Potential Payments upon Termination or Change in Control.”

The Compensation Committee believes that change in control benefits play an important role in attracting and retaining valuable executives. The payment of such benefits ensures a smooth transition in management following a change in control by giving an executive the incentive to remain with the company through the transition period, and, in the event the executive’s employment is terminated as part of the transition, by compensating the executive with a degree of financial and personal security during a period in which he or she is likely to be unemployed. The Compensation Committee believes that severance benefits also play an important role in attracting and retaining valuable executives.

The Executive Retention Plan originally had a term that expired on March 31, 2010. In March 2010, the Compensation Committee extended the term of the Executive Retention Plan through March 31, 2011.

Our Compensation Committee’s analysis indicates that the change in control and severance provisions of our Executive Change in Control Severance Plan and Executive Retention Plan and the employment agreement of Mr. Burris are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings, and it believes these arrangements to be reasonable.

Tax Considerations

Section 162(m).  Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code (the “Code”), which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

The non-performance based compensation paid in cash to our executive officers in 2009 did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers in 2010 will exceed that limit. In addition, our Stock Incentive Plans have been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to at least the fair market value of the option shares on the date of grant will qualify as performance-based compensation and therefore not subject to the deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our stockholders, after taking into account changing business conditions or the officer’s performance.

Section 409A.  Section 409A of the Code is a relatively new federal tax provision. If an executive is entitled to non-qualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A. With respect to equity and cash compensation, we generally seek to structure such awards so that they do not constitute “deferred compensation” under Section 409A of the Code, thereby avoiding penalties and taxes on such compensation applicable to deferred compensation.

Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2009, 2008 and 2007, information concerning the annual compensation earned by, or awarded to, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers at December 31, 2009.

					Non-Equity
			Stock	Option	Incentive Plan	All Other	Total
		Salary	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Compensation
Name and Principal Position(1)	Year	($)	($)	($)	($)	($)	($)

John C. Burris	2009	400,000	367,950	—	600,000	198,343	1,566,293
Chief Executive Officer	2008	186,410	498,418	2,317,659	244,671	64,931	3,312,089
Thomas M. McDonough	2009	290,000	294,360	—	225,000	1,740	811,100
President and Chief Operating	2008	254,167	160,968	68,953	131,714	—	615,802
Officer	2007	220,273	81,426	58,237	58,820	—	418,756
Todd P. Headley	2009	251,250	257,565	—	187,500	1,470	697,785
Chief Financial Officer and	2008	235,000	153,975	65,954	126,225	—	581,154
Treasurer	2007	203,381	19,299	124,240	54,010	—	400,930
Martin F. Roesch	2009	267,500	183,975	—	135,000	—	586,475
Chief Technology Officer	2008	243,333	69,982	29,980	65,856	—	409,151
	2007	200,000	—	67,299	34,010	—	301,309
Leslie Pendergrast	2009	183,647	327,950	200,080	127,500	58,750	897,927
Chief People Officer

(1)	Mr. Burris was appointed our Chief Executive Officer effective as of July 14, 2008. Ms. Pendergrast joined the Company on February 23, 2010 and was appointed our Chief People Officer on May 14, 2010.

(2)	The amounts shown represent the aggregate grant date fair value of the restricted stock units and restricted stock awards granted to each of the named executive officers during each year, as determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The fair value of the awards was determined using the valuation methodology and assumptions set forth in note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Prior year amounts have been restated to reflect the grant date fair value in accordance with new SEC rules. The dollar amount for the stock awards granted to Mr. Burris during 2008 includes $159,968 that relates to the initial restricted stock award upon joining the Board of Directors in accordance with our Non-Employee Director Compensation Policy. Mr. Burris subsequently was appointed our Chief Executive Officer and, accordingly, will receive no additional compensation for his service as a member of the Board.

(3)	The amounts shown represent the aggregate grant date fair value of stock options awarded to each of the named executive officers during each year, as determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The fair value of the awards was determined using the valuation methodology and assumptions set forth in note 5 to our consolidated financial statements included in our Annual Report on

Form 10-K for the fiscal year ended December 31, 2009. Prior year amounts have been restated to reflect the grant date fair value in accordance with new SEC rules.

(4)	The amounts in this column represent total performance-based bonuses earned for services rendered. These bonuses were based on our financial performance and the executive officer’s performance against his or her specified individual objectives.

(5)	For 2009: The amount for Mr. Burris consists of $100,000 for anticipated selling costs in connection with the sale of Mr. Burris’ prior residence, $60,000 for anticipated relocation costs, $28,800 for a short-term corporate apartment, $7,160 for life insurance premiums and $2,383 for disability insurance premiums in accordance with Mr. Burris’ employment agreement with the Company. The amounts for Mr. McDonough and Mr. Headley consist of 401k matching contributions. The amount for Ms. Pendergrast consists of $50,000 for anticipated relocation costs and $8,750 for a short-term corporate apartment.

Grants of Plan-Based Awards During 2009

The following table provides information with regard to potential cash bonuses paid or payable in 2009 under our performance-based, non-equity incentive plan, and with regard to each restricted stock unit award and stock option grant to each named executive officer under our equity incentive plans during 2009.

						All Other
					All Other	Option
		Estimated Possible Payouts			Stock Awards:	Awards:	Exercise or	Grant Date
		Under Non-Equity Incentive			Number of	Number of	Base Price	Fair Value
		Plan Awards(1)			Shares of	Securities	of Option	of Stock and
	Grant	Threshold	Target	Maximum	Stock or	Underlying	Awards	Option
Name	Date	$	$	$	Units(2)(3)	Options(3)	$/sh	Awards ($)

John C. Burris		60,000	400,000	600,000
	3/12/09				12,500			91,987
	3/12/09				37,500			275,963
Thomas M. McDonough		39,000	150,000	225,000
	3/12/09				10,000			73,590
	3/12/09				30,000			220,770
Todd P. Headley		32,500	125,000	187,500
	3/12/09				8,750			64,391
	3/12/09				26,250			193,174
Martin F. Roesch		23,400	90,000	135,000
	3/12/09				6,250			45,994
	3/12/09				18,750			137,982
Leslie Pendergrast		22,100	85,000	127,500
	3/2/09				50,000			327,950
	3/2/09					50,000	6.56	200,080

(1)	In the table above, the “Threshold” column represents the smallest total bonus that would have been paid to each named executive officer if, for the year, the minimum required performance level for each performance measure component had been attained. The “Target” column represents the amount that would have been paid to each named executive officer if, for the year, the 100% performance level for each performance measure component had been attained. The “Maximum” column represents the largest total bonus that could have been paid to each named executive officer if, for the year, the performance levels for one or more performance measure components exceeded 100% by a sufficient amount to result in the overall limitation of 150% of the target bonus amount being reached. The actual bonus amount earned by each named executive officer in 2009 is shown in the “Summary Compensation Table” above.

(2)	Indicates number of restricted stock units awarded.

(3)	For Ms. Pendergrast, amounts represent initial awards upon joining the Company.

Additional information regarding awards of restricted stock units and grants of stock options made to our named executive officers in 2009 is contained in “Compensation Discussion and Analysis — Equity Compensation” above.

Employee Benefit Plans

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2009.

Number of
	Securities to be			Number of Securities
	Issued Upon		Weighted-Average	Remaining Available for
	Exercise of		Exercise Price of	Issuance Under Equity
	Outstanding		Outstanding	Compensation Plans
	Options,		Options, Warrants	(Excluding Securities
	Warrants and Rights		and Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	2,542,038	(1)	$7.75	2,825,116	(1)(2)
Equity compensation plans not approved by security holders	—		—	—

Total	2,542,038		$7.75	2,825,116

(1)	Excludes 604,400 unvested restricted stock units.

(2)	Includes 836,844 shares issuable pursuant to the Company’s 2007 Employee Stock Purchase Plan.

2002 Stock Incentive Plan

In January 2002, we adopted and our stockholders approved the Sourcefire, Inc. 2002 Stock Incentive Plan, which we refer to as the 2002 Plan. Upon the effective date of our initial public offering in March 2007, we ceased making awards under the 2002 Plan, and the shares remaining available for grant under the 2002 Plan at that time were transferred into the 2007 Plan discussed below.

The 2002 Plan allowed for the grant of incentive stock options, non-qualified stock options, restricted and unrestricted stock awards, stock appreciation rights, phantom stock awards, performance awards and other stock-based awards, which we collectively refer to as awards. Our and our affiliates’ employees, officers, non-employee directors and consultants were eligible to receive awards, except that incentive stock options could be granted only to employees.

Administration.  The Board of Directors appointed our Compensation Committee as the administrator of the 2002 Plan. Subject to the terms of the 2002 Plan, our Compensation Committee determined, among other things:

•	the individuals eligible to receive an award;

•	the number of shares of common stock covered by the awards, the dates upon which such awards become exercisable and expire and the dates on which any restrictions lapse;

•	the form of award and the price and method of payment for each such award;

•	the vesting period; and

•	the exercise price or purchase price of awards.

Incentive Stock Options.  Incentive stock options are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. Our Compensation Committee determined the exercise price for an incentive stock option, which could not be less than 100% of the fair market value of the stock underlying the option determined on the date of grant. However, incentive stock options granted to employees who owned, or were deemed to own, more than 10% of our voting stock at the time of grant, were required to have an exercise price not less than 110% of the fair market value of the shares underlying the option determined on the date of grant. No incentive stock options were granted under the 2002 Plan.

Restricted Stock and Other Stock-Based Awards.  Stock appreciation rights and restricted stock, phantom stock and other stock-based awards could be granted on such terms as may be approved by our Compensation Committee. Rights to acquire shares under a restricted stock or other stock-based award may be transferable only to the extent determined by our Compensation Committee.

Transfer of Awards.  Except as otherwise determined by our Compensation Committee, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no award shall be transferable otherwise than by will or the laws of descent and distribution.

Change of Control of Company.  In the event of a change of control of our company, as such term is defined in the 2002 Plan, outstanding awards will terminate upon the effective time of such change of control unless provision is made in connection with the transaction for the continuation, assumption or substitution of such awards by the successor entity. Our Compensation Committee shall also have the discretion to accelerate outstanding options or terminate the Company’s repurchase rights with respect to restricted stock awards and otherwise modify, amend or extend outstanding awards.

2007 Stock Incentive Plan

In February 2007, we adopted and our stockholders approved the Sourcefire, Inc. 2007 Stock Incentive Plan, which we refer to as the 2007 Plan, contingent on the effectiveness of our registration statement in connection with our initial public offering. The number of shares of common stock that may be issued pursuant to awards granted under the 2007 Plan initially was 3,142,452, which number is increased annually on the first day of each fiscal year, beginning on January 1, 2008 and until January 1, 2017, by a number equal to 4% of the outstanding shares of common stock of the Company as of December 31 of the immediately preceding year. As of December 31, 2009, 1,988,272 shares were available for grant under the 2007 Plan.

The 2007 Plan allows for the grant of incentive stock options, non-qualified stock options, restricted and unrestricted stock awards, stock appreciation rights, dividend equivalent rights and other stock-based awards, which we collectively refer to as awards. Our and our affiliates’ employees, officers, non-employee directors and consultants are eligible to receive awards, except that incentive stock options may be granted only to employees.

Administration.  The administrator of the 2007 Plan is the Compensation Committee of our Board of Directors. Subject to the terms of the 2007 Plan, our Compensation Committee determines, among other things:

•	the individuals eligible to receive an award;

•	the number of shares of common stock covered by the award, the dates upon which such awards become exercisable and expire and the dates on which any restrictions lapse;

•	the form of award and the price and method of payment for each such award;

•	the vesting period; and

•	the exercise price or purchase price of awards.

Incentive Stock Options.  Incentive stock options are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. Our Compensation Committee determines the exercise price for an incentive stock option, which may not be less than 100% of the fair market value of the stock underlying the option determined on the date of grant. However, incentive stock options granted to employees who own, or are deemed to own, more than 10% of our voting stock, must have an exercise price not less than 110% of the fair market value of the shares underlying the option determined on the date of grant.

Restricted Stock and Other Stock-Based Awards.  Stock appreciation rights and restricted stock, phantom stock and other stock-based awards could be granted on such terms as may be approved by our Compensation Committee. Rights to acquire shares under a restricted stock or other stock-based award may be transferable only to the extent determined by our Compensation Committee. Our Compensation Committee anticipates the broader use of restricted stock as the preferred form of long-term equity compensation for our executives. These restricted stock awards generally provide for time-based vesting, with certain of the awards also subject to accelerated vesting on the achievement of performance milestones. Our Compensation Committee believes that restricted stock awards provide a more powerful incentive to our executives by providing them with immediate stock ownership, which better aligns their interests with those of our stockholders than grants of stock options do. Additionally, a restricted stock award program consumes fewer shares than a similarly structured stock option program in order to achieve similar incentive levels because restricted shares are immediately valuable to recipients, in contrast to stock options, which may or may not ultimately result in realizable value to recipients.

Transfer of Awards.  Incentive stock options shall only be transferable by will or the laws of descent and distribution. Other awards shall be transferable by will or the laws of descent and distribution during the lifetime of the grantee to the extent and in the manner authorized by our Compensation Committee.

Change of Control of Company.  In the event of a change of control of our company or a corporate transaction, as such terms are defined in the 2007 Plan, outstanding awards will terminate upon the effective time of such change of control or such corporate transaction unless provision is made in connection with the transaction for the continuation, assumption or substitution of such awards by the successor entity. Our Compensation Committee has the discretion to accelerate outstanding options, terminate the Company’s repurchase rights with respect to restricted stock awards and otherwise modify, amend or extend outstanding awards.

Outstanding Equity Awards at December 31, 2009

The following table provides information on unexercised stock options and unvested stock awards held by each named executive officer as of December 31, 2009.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of		Market Value
	Underlying	Underlying		Option		Shares		of Shares that
	Unexercised	Unexercised		Exercise	Option	that have		have not
	Options	Options		Price	Expiration	not vested		vested
Name	Exercisable (#)	Unexercisable (#)		($)	Date	(#)		($)

John C. Burris(1)	99,924			6.77	7/14/18
	170,304	319,696	(2)	6.77	7/14/18
						18,358	(3)	490,893
						37,500	(4)	1,002,750
						12,500	(5)	334,250
						37,500	(6)	1,002,750
Thomas M. McDonough(1)	3,613	1,644	(7)	15.49	3/09/17
	7,807	9,229	(8)	6.47	2/26/18
						3,505	(9)	93,724
						5,530	(10)	147,872
						12,442	(11)	332,699
						10,000	(5)	267,400
						30,000	(6)	802,200
Todd P. Headley(1)	65,911	—		0.32	4/18/13
	24,630	—		1.62	12/21/14
	23,999	—		2.03	6/24/15
	7,709	3,506	(7)	15.49	3/09/17
	7,467	8,828	(8)	6.47	2/26/18
						831	(9)	22,221
						5,290	(10)	141,455
						11,901	(11)	318,233
						8,750	(5)	233,975
						26,250	(6)	701,925
Martin F. Roesch(1)	61,756	—		2.03	6/24/15
	4,175	1,900	(7)	15.49	3/09/17
	3,393	4,014	(8)	6.47	2/26/18
						2,404	(10)	64,283
						5,409	(11)	144,637
						6,250	(5)	167,125
						18,750	(6)	501,375
Leslie Pendergrast(1)	—	50,000	(12)	6.56	3/02/19
						50,000	(13)	1,337,000

(1)	Notwithstanding the general vesting schedules provided in the footnotes to the table, as described below under “Employment Agreements and Executive Severance Plans,” the executive’s stock options and restricted stock-based awards are subject to acceleration of vesting under the terms of such agreements and plans upon termination of employment in certain circumstances.

(2)	These options vest over four years, with 25% of the 495,000 options originally granted vesting on July 14, 2009 and the remainder vesting in equal monthly installments of 2.083% through July 14, 2011.

(3)	One-half of these shares of restricted stock vested on March 3, 2010 and one-half will vest on March 3, 2011.

(4)	One-third of these shares of restricted stock will vest on each of July 14, 2010, July 14, 2011 and July 14, 2012.

(5)	One-fourth of these restricted stock units vested on March 12, 2010 and one-fourth will vest on each of March 12, 2011, March 12, 2012 and March 12, 2013.

(6)	One-fourth of these restricted stock units vested on March 12, 2010 as a result of our meeting the financial objectives for 2009 set by our compensation committee, and these shares will vest in additional one-fourth increments if we meet the financial objectives set by our compensation committee for each of 2010, 2011 and 2012. Any unvested shares will vest on March 12, 2014.

(7)	These options vest over four years, with 25% of the number of options originally granted vesting on March 9, 2008 and the remainder vesting in equal monthly installments of 2.083% through March 9, 2011. The number of options originally granted is: McDonough — 5,257; Headley — 11,215; Roesch — 6,075.

(8)	These options vest over four years, with 25% of the number of options originally granted vesting on February 26, 2009 and the remainder vesting in equal monthly installments of 2.083% through February 26, 2012. The number of options originally granted is: McDonough — 17,036; Headley — 16,295; Roesch — 7,407.

(9)	These shares of restricted stock vested on March 9, 2010.

(10)	One-half of these shares of restricted stock vested on February 26, 2010 and one-half will vest on February 26, 2011.

(11)	One-third of these shares of restricted stock vested on March 12, 2010 as a result of our meeting the financial objectives for 2009 set by our compensation committee, and these shares will vest in additional one-third increments if we meet the financial objectives set by our compensation committee for each of 2010 and 2011. Any unvested shares will vest February 26, 2013.

(12)	These options vest over four years, with 25% vesting on February 23, 2010 and the remainder vesting in equal monthly installments of 2.083% through February 23, 2013.

(13)	One-fourth of these restricted stock units vested on February 23, 2010 and one-fourth will vest on each of February 23, 2011, February 23, 2012 and February 23, 2013.

Option Exercises and Stock Vested in 2009

The table below sets forth information concerning the exercise of stock options and vesting of restricted shares for each named executive officer during 2009.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)(1)

John C. Burris	5,000	74,450	21,680	216,898
Thomas M. McDonough	55,764	346,965	8,663	59,384
Todd P. Headley	40,000	648,108	7,026	47,527
Martin F. Roesch	—	—	3,005	20,215
Leslie Pendergrast	—	—	—	—

(1)	Value realized represents market value on the date of vesting less the purchase price of $0.001 per share.

Employment Agreements and Executive Severance Plans

Employment Agreement with John C. Burris

In connection with his appointment as Chief Executive Officer, we entered into an employment agreement with Mr. Burris effective as of July 14, 2008. The employment agreement has an indefinite term, unless terminated by us or Mr. Burris.

Under the terms of the employment agreement, Mr. Burris’ base salary is initially $400,000 per year, subject to increase but not decrease, in the discretion of the Board of Directors. Mr. Burris is eligible for a target bonus each fiscal year in an amount equal to 100% of his annual base salary, in accordance with our annual cash incentive bonus plan described in “Compensation Discussion and Analysis — Cash Bonus Awards” above.

In connection with his appointment, Mr. Burris received non-qualified stock options under our 2007 Stock Incentive Plan exercisable for 495,000 shares of our common stock, referred to as the Initial Time-Based Option. These options have a term of 10 years and an exercise price of $6.77, the closing price of our common stock on the date of grant. The options vest over a period of four years, with 25% vesting in July 2009 and the remainder vesting in 36 equal monthly installments thereafter. Mr. Burris also received additional non-qualified stock options exercisable for 99,924 shares of our common stock. These options have a term of 10 years and an exercise price equal to $6.77, the closing price of our common stock on the date of grant. These options fully vested in 2009 based on the performance of our common stock. Mr. Burris was also awarded 50,000 shares of restricted stock, referred to as the Initial Time-Based Restricted Stock Award. These shares vest in four equal annual installments beginning on July 14, 2009.

Mr. Burris is eligible to participate in our other employee benefit plans as in effect from time to time on the same basis as are generally made available to our other senior executives. In addition, we agreed to increase Mr. Burris’ coverage under our long-term disability plan to a non-taxable monthly benefit of $28,000, subject to certain maximums on premiums payable. We also agreed to adopt an arrangement providing for life insurance benefits payable to Mr. Burris’ estate in an amount equal to five times Mr. Burris’ annual compensation other than equity compensation awards.

Further, we agreed to pay $60,000 to Mr. Burris to offset anticipated costs in connection with his relocation of his primary residence to within 60 miles of our executive offices located in Columbia, Maryland. In addition, we agreed to pay $100,000 to Mr. Burris for selling costs of his prior residence. These amounts were paid to Mr. Burris in 2009. If Mr. Burris terminates his employment without Good Reason or if he is terminated for Cause, in each case as defined in the employment agreement, before the fourth anniversary of the commencement of his employment, then Mr. Burris will be obligated to repay us a prorated portion of any payment made to him for selling costs of his prior residence. We also agreed that if Mr. Burris was unable to sell his then-current principal residence within three months of the commencement of his employment without incurring a substantial loss, then upon approval by the Compensation Committee, we would provide Mr. Burris, at our expense, with a short-term corporate apartment for up to one year. We incurred approximately $28,800 for a corporate apartment for Mr. Burris in 2009.

In the event that Mr. Burris’ employment is terminated by us without Cause or by Mr. Burris for Good Reason, other than during the period beginning one month prior to and ending 13 months following a Change in Control, as defined in the employment agreement, then, subject to Mr. Burris entering into a release in the form attached to the employment agreement, Mr. Burris will be entitled to receive: (i) severance payments equal to his then applicable base salary for a period of 12 months; (ii) any earned but unpaid target bonus under our annual cash incentive bonus plan; (iii) continued participation in our health plan, or coverage at comparable cost, for 12 months at our expense; (iv) acceleration of vesting of the Initial Time-Based Option by the lesser of (A) the unvested portion thereof or (B) 123,750 options (25% of the number of options granted under the Initial Time-Based Option); and (v) acceleration of vesting of the Initial Time-Based Restricted Stock Award by the lesser of (A) the unvested portion thereof or (B) 12,500 shares (25% of the number of shares initially awarded under the Initial Time-Based Restricted Stock Award).

In the event that Mr. Burris’ employment is terminated by us without Cause or by Mr. Burris for Good Reason during the period beginning one month prior to and ending 13 months following the consummation of a Change in Control, then, subject to Mr. Burris entering into a release in the form attached to the employment agreement, Mr. Burris will be entitled to receive: (i) a lump-sum severance payment equal to his then applicable annual base salary and target bonus; (ii) any earned but unpaid target bonus under our annual cash incentive bonus plan; (iii) continued participation in our health plan, or coverage at comparable cost, for 12 months; and (iv) full acceleration of vesting of the Initial Time-Based Option and the Initial Time-Based Restricted Stock Award.

Executive Retention Plan

In April 2008, our Compensation Committee recommended for approval, and our Board of Directors approved, an Executive Retention Plan, or the Retention Plan, in which Messrs. McDonough, Headley and Roesch, and Ms. Pendergrast, are participants. The Retention Plan originally had a term that expired on March 31, 2010. In March 2010, the Compensation Committee extended the term of the Retention Plan through March 31, 2011.

Under the Retention Plan, if a participant is terminated by us for any reason other than Cause or Disability, each as defined in the Retention Plan, or death, or the participant terminates his or her employment for Good Reason, as defined in the Retention Plan, then, subject to signing an acceptable release in favor of us, the participant will be entitled to receive, in addition to salary and bonus earned through the date of termination, severance pay equal to six months of base salary and continuation of benefits for six months (or a shorter period, for continuation of benefits only, if the participant secures alternative employment within this period). In addition, the vesting of all stock option and restricted stock-based awards will be accelerated, for each award, by 25% of the number of options or shares of restricted stock originally subject to the award (or such lesser amount as is necessary to fully vest all remaining options or shares awarded to the participant if less than 25% of the options or shares of restricted stock subject to such award remain unvested at the date of termination). The Retention Plan is structured to comply with the provisions of Section 409A of the Internal Revenue Code described under “Tax Considerations” below, as well as to maximize the after-tax benefit of payments to participants.

Executive Change in Control Severance Plan

In April 2008, our Compensation Committee also recommended for approval, and our Board of Directors approved, an Executive Change in Control Severance Plan, or the Change in Control Plan, in which Messrs. McDonough, Headley and Roesch, and Ms. Pendergrast are participants.

Under the Change in Control Plan, if a participant is terminated without Cause, or the participant terminates his or her employment for Good Reason, in each case as defined in the Change in Control Plan, within 12 months following a Change in Control Transaction (or, for a termination without cause only, termination at any time following approval of the Change in Control Transaction by the Board of Directors but prior to consummation of the transaction, as long as the transaction is actually consummated), then, subject to signing an acceptable release in favor of us, the participant will be entitled to receive, in addition to salary and bonus earned through the date of termination, severance pay equal to 12 months of base salary and continuation of benefits for 12 months (or a shorter period, for continuation of benefits only, if the participant secures alternative employment within this period). In addition, all of the participant’s outstanding stock options will become fully vested upon such termination, and all restricted stock-based awards will be accelerated, for each award, by 50% of the number of shares of restricted stock originally subject to the award (or such lesser amount as is necessary to fully vest all remaining shares awarded to the participant if less than 50% of the shares of restricted stock subject to such award remain unvested at the date of termination). The Change in Control Plan is structured to comply with the provisions of Section 409A of the Internal Revenue Code described under “Tax Considerations” below, as well as to maximize the after-tax benefit of payments to participants.

Potential Payments Upon Termination or Change in Control

Termination of Employment Not Within Applicable Time Period of a Change in Control

Under the terms of the employment agreement for Mr. Burris and our Retention Plan for Messrs. McDonough, Headley and Roesch, and Ms. Pendergrast, assuming (i) the employment of each of the executive officers had been terminated as of December 31, 2009, (ii) the termination was by us without Cause or by the executive for Good Reason, and (iii) the termination was not within the applicable time period, as described above, before or after a Change in Control, each named executive officer would have received the benefits set forth in the table below.

			Intrinsic	Intrinsic	Total
			Value of	Value of	Received due
			Additional	Additional	to Termination
	Cash	Healthcare	Vested	Vested	without Cause or
	Severance	Benefits	Stock Options	Restricted Stock	for Good Reason
Name	($)	($)	($)(1)	($)(2)	($)

John C. Burris	400,000	13,293	2,471,288	334,250	3,218,831
Thomas M. McDonough	150,000	4,410	101,112	468,859	724,381
Todd P. Headley	127,500	6,647	114,094	401,367	649,608
Martin F. Roesch	135,000	6,647	54,598	239,430	435,675
Leslie Pendergrast	107,500	6,647	252,250	334,250	700,647

(1)	The intrinsic value of additional stock options shown above is the difference between the closing stock price of $26.74 per share on December 31, 2009 and the exercise price, times the number of additional options that would have vested upon termination.

(2)	The intrinsic value of additional restricted stock shown above is the product of the closing stock price of $26.74 per share on December 31, 2009 times the number of additional shares that would have vested upon termination.

Termination of Employment Within Applicable Time Period of a Change in Control

Under the terms of the employment agreement for Mr. Burris, and our Change in Control Plan for Messrs. McDonough, Headley and Roesch, and Ms. Pendergrast, assuming (i) the employment of each of the executive officers had had been terminated as of December 31, 2009, (ii) the termination was by us without Cause or by the executive for Good Reason, and (iii) the termination was within the applicable time period, as described above, before or after a Change in Control, each named executive officer would have received the benefits set forth in the table below.

			Intrinsic	Intrinsic	Total
			Value of	Value of	Received due
			Additional	Additional	to Termination
	Cash	Healthcare	Vested	Vested	without Cause or
	Severance	Benefits	Stock Options	Restricted Stock	for Good Reason
Name	($)	($)	($)(1)	($)(2)	($)

John C. Burris	800,000	13,293	6,384,329	1,493,643(3)	8,691,265
Thomas M. McDonough	300,000	8,819	205,567	937,745	1,452,131
Todd P. Headley	255,000	13,293	218,387	802,842	1,289,522
Martin F. Roesch	270,000	13,293	102,739	478,887	864,919
Leslie Pendergrast	215,000	13,293	1,009,000	668,500	1,905,793

(1)	The intrinsic value of additional stock options shown above is the difference between the closing stock price of $26.74 per share on December 31, 2009 and the exercise price, times the number of additional options that would have vested upon termination.

(2)	The intrinsic value of additional restricted stock shown above is the product of the closing stock price of $26.74 per share on December 31, 2009 times the number of additional shares that would have vested upon termination.

(3)	Includes $490,893 for shares of restricted stock awarded to Mr. Burris for service on our Board of Directors prior to his appointment as an executive officer. These shares vest in full upon a Change in Control, as defined in the Restricted Stock Award Agreement.

Our executive officers are not entitled to receive duplicate payments under the Retention Plan and the Change in Control Plan.

Compensation Risk

Our Compensation Committee conducted a risk assessment of our compensation programs and practices and concluded that our compensation programs and practices, as a whole, are appropriately structured and do not pose a material risk to the Company. Our compensation programs are designed to provide the appropriate balance between short-term and long-term incentives, and to focus our executives on sustainable operating performance.

Director Compensation for Fiscal 2009

The following table shows for the fiscal year ended December 31, 2009 certain information with respect to the compensation of our non-employee directors.

	Fees Earned			Total
	or Paid in Cash	Stock Awards		Compensation
Name	($)	($)*		($)

John C. Becker	47,250	98,926	(1)	146,176
Michael Cristinziano	26,000	159,977	(2)	185,977
Tim A. Guleri	32,750	79,983	(3)	112,733
Steven R. Polk	47,000	101,598	(4)	148,598
Arnold L. Punaro	5,750	—		5,750

*	The amounts shown represent the aggregate grant date fair value of the restricted stock awards granted to each director during 2009, as determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The fair value of the awards was determined using the valuation methodology and assumptions set forth in note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(1)	Mr. Becker received a grant of 2,173 shares of restricted stock on March 12, 2009, with a grant date fair value of $15,991. Mr. Becker received grants of 7,804 shares and 288 shares of restricted stock on May 14, 2009, with grant date fair values of $79,983 and $2,952. The aggregate number of stock awards to Mr. Becker outstanding at December 31, 2009 was 26,162 shares.

(2)	Mr. Cristinziano received a grant of 20,752 shares of restricted stock on March 25, 2009. The grant date fair value of this award is listed in the above table. The aggregate number of stock awards to Mr. Cristinziano outstanding at December 31, 2009 was 20,752 shares.

(3)	Mr. Guleri received a grant of 7,804 shares of restricted stock on May 14, 2009. The grant date fair value of this award is listed in the above table. The aggregate number of stock awards to Mr. Guleri outstanding at December 31, 2009 was 7,804 shares.

(4)	Mr. Polk received grants of 7,804 shares, 1,463 shares and 646 shares of restricted stock on May 14, 2009, with grant date fair values of $79,983, $14,994 and $6,621. The aggregate number of stock awards to Mr. Polk outstanding at December 31, 2009 was 9,267 shares.

Summary of Non-Employee Director Compensation

During 2009, our non-employee directors were compensated in accordance with a non-employee director compensation policy recommended by our Nominating and Governance Committee and approved by our Board of Directors. Under this policy, we pay each of our non-employee directors an annual cash retainer of $15,000 to serve on our Board of Directors. In addition, we pay the Non-Executive Chairman of the Board a supplemental annual cash retainer of $7,500, the chairman of our Audit Committee an annual retainer of $10,000, the chairman of our Compensation Committee an annual retainer of $5,000, and the chairman of our Nominating and Governance Committee an annual retainer of $4,000. We also pay fees for attendance at Board meetings of $1,500 for each Board meeting attended in person and $750 for each Board meeting attended via teleconference, and pay fees for attendance at committee meetings of $1,000 for each committee meeting attended in person and $500 for each committee meeting attended via teleconference, with no additional fees for service on a committee of the Board other than the supplemental chairman retainers. Directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees.

Under the non-employee director compensation policy, each new non-employee director receives an initial restricted stock grant with a target value of $160,000, with the number of shares awarded equal to $160,000 divided by the closing price of our common stock on the date of grant. In addition, each non-employee director receives an annual grant of restricted stock equal to $80,000 divided by the closing price of our common stock on the date of grant. This annual grant of restricted stock is made on the date of our annual meeting of stockholders to each director who has completed at least one year of service on our Board. A non-employee director who has not completed one year of service on the date of the annual meeting receives an annual grant on the first anniversary of joining the Board, with the value of such grant reduced on a pro rata basis to reflect the period of service from such anniversary date to the date of the next annual meeting. The Non-Executive Chairman of the Board receives an additional annual grant of restricted stock equal to $15,000 divided by the closing price of our common stock on the date of grant.

Each award of restricted stock made in connection with an initial grant vests in three equal annual installments beginning on the first anniversary of the date of grant, subject to the director’s continuous service as of the vesting date. Each award of restricted stock made in connection with an annual grant, including the annual grant to the Non-Executive Chairman, vests in full on the earlier of the first anniversary of the date of grant or the date immediately preceding our next annual meeting of stockholders, subject to the director’s continuous service as of the vesting date.

The vesting of all of these grants will accelerate in full upon a change in control, provided that the director remains on the Board through the change in control event.

Indemnification Agreements

We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Sourcefire, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

In July 2007, our Audit Committee adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction in which we are a participant and in which a Related Person has or will have a direct or indirect material interest (as such terms are used in Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than: (i) a transaction involving $120,000 or less when aggregated with all similar transactions; (ii) a transaction involving compensation to an executive officer that is approved by the Board of Directors or the Compensation Committee, and (iii) a transaction involving compensation to a director or director nominee that is approved by the Board of Directors, the Compensation Committee or the Nominating and Governance Committee. A “Related Person” is: (v) any director, nominee for director or executive officer (as such term is used in Section 16 of the Exchange Act) of the Company; (x) any immediate family member of a director, nominee for director or executive officer of the Company; (y) any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to us as a beneficial owner of more than five percent of our voting common stock (a “significant stockholder”), and (z) any immediate family member of significant stockholder.

Under the policy, where a transaction has been identified as a Related Person Transaction, management must present the material facts regarding the transaction, including the interest of the related party to the Audit Committee (or other appropriate committee of the Board for review) for consideration and approval or ratification. The committee shall consider whether the Related Person Transaction is advisable and whether to approve, ratify or reject the transaction or refer it to the full Board of Directors, in its discretion. If the committee approves a Related Person Transaction, it will report the action to the full Board of Directors.

There may be circumstances in which it may be necessary for us to enter into a Related Person Transaction subject to approval and ratification in accordance with the policy. If the Board declines to ratify such a transaction, we shall make all reasonable efforts to cancel, annul, or modify the transaction to make it acceptable to the Board, and the results of these efforts shall be promptly reported to the Board. Nothing in the policy shall be construed, however, to make such a transaction void or voidable by the other party.

As a general rule, any director who has a direct or indirect material interest in the Related Person Transaction should not participate in the committee or Board action regarding whether to approve or ratify the transaction. However, we recognize that there may be certain cases in which all directors are deemed to have a direct or indirect material interest in a Related Person Transaction. In such cases, we may enter into any such Related Person Transaction that is approved in accordance with the provisions of the Delaware General Corporation Law.

Waivers or exceptions to the policy may be granted by either the Audit Committee or the full Board of Directors. Any waiver or exception to the policy granted by a Committee of the Board of Directors shall be promptly reported to the full Board of Directors.

Related-Person Transactions

We have not been a participant in any transaction with a related person since January 1, 2009 in which the amount involved exceeded $120,000 and in which the related person had or will have a direct or indirect material interest.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sourcefire stockholders will be “householding” our proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to the Company’s Secretary at Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046 or contact Tania Almond, our Vice President of Investor Relations, at 410.423.1919. Stockholders who currently receive multiple copies of the proxy statement and annual report at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2010 Annual Meeting. If any other matters are properly brought before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Douglas W. McNitt
Secretary and General Counsel

April 2, 2010

Sourcefire, Inc. VOTE BY INTERNET OR TELEPHONE QUICK EASY IMMEDIATE As a stockholder of Sourcefire, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 19, 2010. Vote Your Proxy on the Internet: Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. OR Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. OR Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. FOR allWITHHOLD Nominees listed to theAUTHORITY left (except as marked toto vote for all nominees the contrary) listed to the left Please mark your votes like this FOR AGAINST ABSTAIN 1. Election of Directors NOMINEES: (01) John C. Becker, and (02) Arnold L. Punaro 2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31,2010. Label Area 4” x 1 1/2 (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TWO NOMINEES TO THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON NAMED AS PROXY HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. COMPANY ID: UPON FINAL APPROVAL FORWARD INTERNETS, PROXY NUMBER: TELEPHONE VOTING TO SUNGUARD ACCOUNT NUMBER: WITHOUT THE YELLOW BOX, BLUE BOX & CROP MARKS Signature Date Signature , 2010. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Sourcefire, Inc. The undersigned appoints Todd P. Headley and Douglas W. McNitt, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Sourcefire, Inc. held of record by the undersigned at the close of business on March 22, 2010 at the Annual Meeting of Stockholders of Sourcefire, Inc. to be held on May 20,2010 or at any adjournment or postponement thereof. (Continued, and to be marked, dated and signed, on the other side)